Exhibit 10.1

FORM OF MASTER SEPARATION AGREEMENT

BY AND BETWEEN

ELI LILLY AND COMPANY

AND

ELANCO ANIMAL HEALTH INCORPORATED

Dated as of [•], 2018

i

ii

iii

FORM OF MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT, dated as of [•], 2018, is by and between Eli Lilly and Company, an Indiana corporation (“Lilly”) and Elanco Animal Health Incorporated, an Indiana corporation (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the Company is a direct wholly-owned Subsidiary of Lilly;

WHEREAS, the Board of Directors of Lilly (the “Lilly Board”) has determined that it is appropriate and advisable to separate the Animal Health Business from the other businesses conducted by Lilly (the “Separation”);

WHEREAS, the Lilly Board and the Company Board have each approved the acquisition by the Company and its Subsidiaries of all Animal Health Assets, and the assumption by the Company and its Subsidiaries of all Animal Health Liabilities, all as more fully described in the Transaction Documents;

WHEREAS, the Lilly Board has further determined that it is appropriate and advisable, on the terms and conditions contemplated herein, to cause the Company to offer and sell for its own account a number of shares of Company Common Stock in an initial public offering of the Company Common Stock, to be registered pursuant to a registration statement on Form S-1 (the “IPO”), immediately following the consummation of which Lilly will continue to own at least 80.1% of the outstanding shares of Company Common Stock;

WHEREAS, substantially simultaneously with the entry into this Agreement, pursuant to the Corporate Reorganization, Lilly is contributing to the Company the outstanding Stock of the Specified Entities, which collectively own substantially all of the Animal Health Assets, and are responsible for substantially all of the Animal Health Liabilities (collectively, the “Contribution”);

WHEREAS, following the consummation of the IPO, Lilly intends at a time (or times) to be determined by Lilly, to transfer shares of Company Common Stock to holders of shares of Lilly Common Stock by means of (a) one or more dividend distributions by Lilly to holders of Lilly Common Stock of shares of Company Common Stock, (b) one or more offers to holders of Lilly Common Stock to exchange their shares of Lilly Common Stock for shares of Company Common Stock, or (c) any combination thereof (any such transaction, a “Distribution”);

WHEREAS, if Lilly determines not to effect a Distribution, Lilly may determine instead to effect a disposition of its Company Common Stock pursuant to one or more public or private offerings for sale or other similar transactions (any such transaction, an “Other Disposition”) or continue to hold its shares of Company Common Stock;

WHEREAS, for U.S. federal income tax purposes, the Contribution and a Distribution, if effected, taken together, are intended to qualify as a tax-free spin-off under Section 355 and Section 368(a)(1)(D) of the Code;

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, the parties hereto desire to set forth herein (a) the principal corporate transactions required to effect the Separation and the IPO and (b) certain agreements that will, following the consummation of the IPO, govern certain matters relating to the Transactions and the relationship between the Lilly Group and the Company Group.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                          Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Transfer Documents” has the meaning set forth in Section 2.06.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, or the power to appoint and remove a majority of the directors, managers or persons holding similar power in respect of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.  It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement, (1) no member of the Company Group shall be deemed to be an Affiliate of any member of the Lilly Group and (2) no member of the Lilly Group shall be deemed to be an Affiliate of any member of the Company Group.

“Agreement” means this Master Separation Agreement, including all of the schedules and exhibits hereto.

“Ancillary Agreements” means the Transitional Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Toll Manufacturing and Supply Agreement, the Registration Rights Agreement, the Intellectual Property and Technology License Agreement, the Transitional Trademark License Agreement, the Additional Transfer Documents and other agreements related thereto.

“Animal Health Assets” has the meaning set forth in Section 2.02(a).

“Animal Health Business” means the business of researching, developing, manufacturing, marketing, selling and distributing (a) vaccines, treatments and other veterinary products (other than parasite control products) for farm, companion and aquatic animals, and (b) parasite control products, in the case of each of clauses (a) and (b), under the “Elanco” or “Elanco Animal Health” brand names. For the avoidance of doubt, parasite control products do not include non-microbial and antiviral products.

“Animal Health Intellectual Property” means:

(a)                                 the Patent Rights, Trademarks and Internet domain names identified and acknowledged by Lilly and the Company;

(b)                                 the Copyrights (i) identified and acknowledged by Lilly and the Company or (ii) in Marketing Materials Related to the Animal Health Business;

(c)                                  the Know-How Related to the Animal Health Business; and

(d)                                 all other Intellectual Property Related to the Animal Health Business.

“Animal Health IP Contracts” means the IP Contracts Related to the Animal Health Business.

“Animal Health Liabilities” has the meaning set forth in Section 2.03(a).

“Annual Financial Statements” has the meaning set forth in Section 7.01(e).

“Applicable Period” has the meaning set forth in Section 7.02.

“Assets” means the assets, properties, and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the owner thereof, including the following:

(a)                                 all accounting and other books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form;

(b)                                 all apparati, computers and other electronic data processing and communication equipment, telephone and facsimile numbers, fixtures, machinery, furniture, office equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, including all other equipment;

(c)                                  all inventories of materials, parts, active pharmaceutical ingredients, biological materials, including master and working seeds, challenge materials, cell lines and reagents, analytical and research materials, raw materials, supplies, work-in-process and finished goods and products;

(d)                                 all interests in and rights to real property of whatever nature, including easements and rights-of-way, whether as owner, mortgagee, lessor, sublessor, lessee, sublessee or otherwise;

(e)                                  all interests in any capital stock or other equity interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person;

(f)                                   all license agreements, leases of personal property, open purchase orders for active pharmaceutical ingredients, raw materials, supplies, parts or services and unfilled orders for the manufacture and sale of products;

(g)                                  all deposits, letters of credit, banker’s acceptances and performance and surety bonds;

(h)                                 all Intellectual Property;

(i)                                     all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data, artwork, designs, Marketing Materials, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(j)                                    all prepaid expenses, trade accounts and other accounts and notes receivable;

(k)                                 all Contracts and rights thereunder, all claims or rights against any other Person arising from the ownership or use of any Asset, all rights in connection with any bids or offers and all claims, choses in action and similar rights, whether accrued or contingent;

(l)                                     all licenses, permits, certificates, approvals, consents, registrations and authorizations, including, Marketing Authorizations for any products requiring such to be sold, which have been issued by or obtained by such Person from any Governmental Authority and all pending applications therefor on behalf of such Person;

(m)                             all cash or cash equivalents, certificates of deposit and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts; and

(n)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

“Bylaws” has the meaning set forth in Section 3.02.

“Cash and Swaps” means, collectively, the Assets described in clauses (m) and (n) of the definition thereof.

“CERCLA” has the meaning set forth in Section 4.08.

“Charter” has the meaning set forth in Section 3.02.

“CMS” has the meaning set forth in Section 4.07.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto.

“Company Auditors” has the meaning set forth in Section 7.02(a).

“Company Balance Sheet” means the condensed combined balance sheet of the Company as of [•], included in the IPO Registration Statement.

“Company Board” means the Board of Directors of the Company.

“Company Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable Organizational Documents, records of share issuances and related corporate records of each member of the Company Group; (b) all books and records exclusively relating to (i) Company Transferred Employees, (ii) the purchase of materials, supplies and services for the Animal Health Business and (iii) dealings with customers of the Animal Health Business; (c) all files relating exclusively to any Action the Liability with respect to which is an Animal Health Liability; and (d) all other books and records Related to the Animal Health Business.  Notwithstanding the foregoing, in no event shall “Company Books and Records” include any Excluded Company Books and Records.

“Company Cash Balance” means the aggregate balance of the unrestricted cash, cash equivalents and short term investments of the members of the Company Group, taken as a whole.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Debt Obligations” means all Indebtedness of the Company or any member of the Company Group.

“Company Group” means the Company, each Specified Entity, each Transferred Entity and each other Person that either (x) is controlled directly or indirectly by the Company immediately after the Effective Date or (y) becomes controlled directly or indirectly by the Company following the Effective Date.

“Company Indemnitees” has the meaning set forth in Section 4.03.

“Company Public Documents” has the meaning set forth in Section 7.01(h).

“Company Transferred Employees” has the meaning assigned to such term in the Employee Matters Agreement.

“Company Voting Stock” has the meaning set forth in Section 7.03(a).

“Confidential Information” has the meaning set forth in Section 6.09(a).

“Consent” means any consent, waiver or approval from, or notification requirement to, any third parties.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in the recitals hereto.

“Contribution Closing” has the meaning set forth in Section 2.01(b).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Corporate Reorganization” means the transactions described in the “Project Stallion Macro Step Plan” dated as of the date hereof.

“Coverage End Date” has the meaning set forth in Section 2.14(a).

“Covered Claims” has the meaning set forth in Section 2.14(b).

“Deconsolidation Date” has the meaning assigned to such term in the Tax Matters Agreement.

“Debt Transactions” means, collectively, (a) the issuance by the Company of the [•]% Senior Notes pursuant to the Indenture dated as of [•], by and among [•] and (b) the incurrence of the term loans by the Company pursuant to that certain Credit Agreement, dated as of [•], by and among [•].

“Deferred Jurisdictions” means Argentina, Belgium, Chile, Colombia, Denmark, Ireland, Malaysia, Philippines and Turkey.

“Disclosing Party” has the meaning set forth in Section 6.09(a).

“Disclosure Documents” means any form, statement, schedule or other materials filed with or furnished to the Commission or any other Governmental Authority by or on behalf of any party or any of its controlled Affiliates, and any information statement, prospectus, offering memorandum, offering circular or similar disclosure document (including in connection with the IPO) and any schedule thereto or document incorporated therein by reference, whether or not filed with or furnished to the Commission or any other Governmental Authority.

“Disposition Date” means (i) the Distribution Date, if the Distribution is effected, or (ii) the date on which Lilly and its Affiliates cease to beneficially own in excess of 50% of the outstanding shares of Company Common Stock, if an Other Disposition is effected.

“Dispute” has the meaning set forth in Section 8.01.

“Distribution” has the meaning set forth in the recitals hereto.

“Distribution Date” means, if the Distribution is effected, the date on which Lilly no longer holds shares of Company Common Stock as a consequence of the Distribution.

“Effective Date” means the date of the closing of the IPO.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the Effective Date, by and between Lilly and the Company.

“Environmental Law” means any means any applicable Law relating to human health and safety, but only to the extent related to human exposure to hazardous substances, pollution or protection of the environment or natural resources.

“Environmental Liabilities” means any and all Liabilities (including the cost of any investigation, remediation, clean-up, abatement, removal or monitoring of hazardous substances), whether existing, occurring or arising on, prior to or after the Effective Date, that in each case arise under or relate to any Environmental Law or Environmental Permit or any spill, emission, Release or disposal into the environment of, or human exposure to, hazardous substances.

“Environmental Permit” means any license, permit, certificate, approval, consent, registration and authorization required under Environmental Law to own or operate the Animal Health Business.

“Escalation Notice” has the meaning set forth in Section 8.02(a).

“Excess Director Number” has the meaning set forth in Section 7.03(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Excluded Company Books and Records” means all Company Books and Records that (a) any member of the Lilly Group is required by Law to retain or that any member of the Lilly Group determines is necessary or advisable to retain, (b) are related to Taxes, including any Tax Returns (which in all cases shall be governed by the Tax Matters Agreement), (c) any member of the Lilly Group is prohibited by Law from delivering to the Company (including by transfer of the equity of the Specified Entities and their Subsidiaries), including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that any member of the Lilly Group or any Specified Entity is prohibited by Law from delivering to the Company (including by transfer of the equity of the Specified Entities or their Subsidiaries), or (d) any member of the Lilly Group retains in order to avoid: (x) conflicting with or violating any Law or Governmental Approval applicable to any member of the Lilly Group or to the Lilly Business or (y) resulting in any breach of, or constituting a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or giving any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any Assets owned, directly or indirectly, by any member of the Lilly Group, pursuant to, any Contract to which any member of the Lilly Group is a party or by which its Assets are bound.

“Excluded Environmental Liabilities” has the meaning set forth in Section 2.03(b)(ii).

“Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Excluded Lilly Books and Records” means all Lilly Books and Records that (a) any member of the Company Group is required by Law to retain or that any member of the Company Group determines is necessary or advisable to retain, (b) any member of the Company Group is prohibited by Law from delivering to Lilly, including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that the Company Group is prohibited by Law from delivering to Lilly and (c) any copies of any books and records that any member of the Company Group retains in order to avoid (x) conflicting with or violating any Law or Governmental Approval applicable to any member of the Company Group or to the Animal Health Business or (y) resulting in any breach of, or constituting a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or giving any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any Animal Heath Assets pursuant to, any Contract to which any member of the Company Group is a party or by which its Assets are bound.

“Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements, collectively.

“Government Official” means (a) any elected or appointed governmental official (e.g., a member of a ministry of health), (b) any employee or Person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (d) any person otherwise categorized as a government official under Law.  As used in this definition, “government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

“Governmental Approval” means any authorizations, consents, waivers, orders and approvals of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Group” means either the Company Group or the Lilly Group, as the context requires.

“Guarantee” has the meaning set forth in Section 2.11(a).

“HGH Ancillary Assets” means, other than the HGH Assets, any information, data, documents or materials, whether in physical or digital form, relating to or used to support the manufacture or analysis of Product; Product; Granules (as defined in the Toll Manufacturing and Supply Agreement); reference and retention samples; stability samples; relevant reference standards; technical or cGMP information; process flow documents; analytical methods and supporting method validation information; process validation protocols and reports; technical and development history reports; master and batch production records within Lilly’s global retention guidance (including relevant batch release documentation and supporting certificates); annual reports and other periodic product reviews; deviations, change controls and complaints; specifications; stability protocols and reports; Marketing Authorizations and Intellectual Property.

“HGH Assets” means (a) the HGH Facility, (b) all equipment and fixtures in the HGH Facility used by any member of the Company Group in the manufacture and delivery of Product to the Lilly Group in the twelve (12) months preceding the Effective Date and (c) intermediates corresponding to Product, including raw materials (e.g., resins, enzymes, product packaging materials). For the avoidance of doubt, the HGH Assets shall not include the HGH Ancillary Assets.

“HGH Facility” means the Company’s animal health manufacturing plant in Speke, United Kingdom.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” has the meaning set forth in Section 4.04(a).

“Indemnity Payment” has the meaning set forth in in Section 4.04(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, surveys, discoveries, ideas, concepts, Know-How, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, and Personal Data, but excluding the Company Books and Records and the Lilly Books and Records.

“Insurance Proceeds” means those monies:

(a)           received by an insured from a third party insurance carrier;

(b)           paid by a third party insurance carrier on behalf of the insured; or

(c)           received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves or retentions and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intellectual Property” means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including all: (a)(i) patent applications (along with all patents issuing thereon) and issued patents, invention disclosures, certificates of invention and statutory invention registrations; (ii) reissues, renewals, extensions, substitutions, continuations, continuations-in-part, and divisions, all results of oppositions, reexaminations, supplemental examinations, supplementary protection certificates, and other review procedures (including ex parte reexamination, inter partes review, and post grant review) with respect to (i), and (iii) rights to claim priority with respect to (i) and (ii) (“Patent Rights”); (b) Know-How; (c) trademarks, service marks, names, corporate names, trade names, certification marks, service names, brand names, brand marks, trade dress rights, trade styles, slogans, identifying symbols, logos, emblems, monograms and signs or insignia, and other similar designations of source or origin and all applications and registrations therefor and all reissues, extensions and renewals of any of the foregoing, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (d) Internet domain names; (e) works of authorship, copyrights, database and design rights, whether or not registered, published or unpublished, and registrations and applications therefor along with all reversions, renewals and extensions thereof (“Copyrights”); (f) software, data and databases (“Software”) and (g)(i) all rights in and to all income, royalties, damages and payments previously, now or hereafter due or payable, (ii) all claims, causes of action, rights of recovery and rights of set-off of any kind against any Person (other than a member of the Lilly Group), and (iii) the right to recover for past, present and future infringement against any Person (other than a member of the Lilly Group), in each case of (i) to (iii) with respect to the foregoing (a) through (f).

“Intellectual Property and Technology License Agreement” means the Intellectual Property and Technology License Agreement, dated as of the Effective Date, by and between Lilly and the Company.

“Intercompany Accounts” has the meaning set forth in Section 2.05(a).

“IP Contracts” means all Contracts pursuant to which a party hereto or any of its Affiliates grants or obtains any rights to use Intellectual Property (other than Contracts in which such Intellectual Property is incidental to such Contracts).

“IPO” has the meaning set forth in the recitals hereto.

“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-[•]) filed under the Securities Act, pursuant to which the offer and sale of Company Common Stock in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“Know-How” means all existing and available technical information, know-how and data, including inventions (whether patentable or not), patent disclosures, discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data (which includes anonymized data as it relates to individuals).

“Law” means any United States or non-United States federal, national, international, multinational, supranational, state, provincial, local or similar law (including common law and privacy and data protection laws), statute, ordinance, regulation, rule, code, order, treaty (including any income tax treaty), license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement or rule of law or legal process, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority or any rule or requirement of any national securities exchange.

“Liabilities” means any and all Indebtedness, claims, Taxes, liabilities, demands, causes of actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action, Contract, commitment or undertaking.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Lilly” has the meaning set forth in the preamble hereto.

“Lilly Accounts” has the meaning set forth in Section 2.07(a).

“Lilly Annual Statements” has the meaning set forth in Section 7.01(e).

“Lilly Auditors” has the meaning set forth in Section 7.02(b).

“Lilly Board” has the meaning set forth in the recitals hereto.

“Lilly Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) corporate charters and bylaws or comparable Organizational Documents and related corporate records, of the Lilly Group; (b) all books and records relating to (i) Lilly Employees, (ii) the purchase of materials, supplies and services for the Lilly Business and (iii) dealings with customers of the Lilly Business; (c) all files relating to any Action the Liability with respect to which is an Excluded Liability; and (d) all other books and records used exclusively in, or arising, directly or indirectly, exclusively out of the operation or conduct of, the Lilly Business.  Notwithstanding the foregoing, in no event shall “Lilly Books and Records” include any Excluded Lilly Books and Records.

“Lilly Business” means any business or operations of the Lilly Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than, for the avoidance of doubt, the Animal Health Business.

“Lilly Common Stock” means the common stock, without par value, of Lilly.

“Lilly Designee” has the meaning set forth in Section 7.03(a).

“Lilly Employees” has the meaning assigned to such term in the Employee Matters Agreement.

“Lilly Group” means Lilly, each direct or indirect Subsidiary of Lilly and each other Person that either (x) is controlled directly or indirectly by Lilly immediately after the Effective Date or (y) becomes controlled directly or indirectly by Lilly following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the Lilly Group.

“Lilly Indemnitees” has the meaning set forth in Section 4.02.

“Lilly Public Filings” has the meaning set forth in Section 7.01(l).

“Local Transfer Agreements” means, collectively, the asset transfer agreements, share transfer agreements, business transfer agreements, deeds, certificates of demerger and merger and other agreements and instruments that provide for the transfer or assignment of Animal Health Assets and Animal Health Liabilities (a) by a Subsidiary of Lilly to a Person that is or will be a Specified Entity or a Transferred Entity immediately prior to the Effective Date or (b) by a member of the Lilly Group to a member of the Company Group.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Marketing Materials” means all labeling, marketing and promotional materials and inserts.

“Organizational Documents” has the meaning set forth in Section 7.09.

“Other Disposition” has the meaning set forth in the recitals hereto.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Data” means any definition given for any similar term (e.g., “personal information,” “personally identifiable information” or “PII”) under applicable Law, or by the Company or Lilly in any of its privacy policies, notices or contracts, as well as any information relating to an identified or identifiable natural person.  For purposes of this definition, an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.  Personal Data can be in any media or format, including computerized or electronic records as well as paper-based files.  Personal Data includes: (a) a first or last name or initials; (b) a home or other physical address, including street name and name of city or town; (c) an email address or other online contact information, such as an instant messaging user identifier or a screen name that reveals an individual’s email address; (d) a telephone number; (e) a social security number, tax ID number, identification number, individual number or other government-issued identifier (such as a driver’s license); (f) an internet protocol address or host name that identifies an individual; (g) a persistent identifier, such as a customer number held in a “cookie” or processor serial number, that is combined with other available data that identifies an individual; (h) birth dates or treatment dates; or (i) coded data that is derived from Personal Data. Additionally, to the extent any other information (such as, but not necessarily limited to, case report form information, clinical trial identification codes, personal profile information, other unique identifier, or biometric information) is associated or combined with Personal Data, then such information also will be considered Personal Data.  For the avoidance of doubt, Personal Data that has been pseudonymized, meaning that the information may not be attributed to a natural person without the use of additional Information, also will be considered Personal Data.

“Policies” or “Policy” means insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, and interests in insurance pools and programs held in the name of Lilly or any of its Affiliates, together with the rights, benefits and privileges thereunder.

“Prime Rate” means the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein

(as determined by Lilly) or any similar release by the Federal Reserve Board (as determined by Lilly).

“Privilege” has the meaning set forth in Section 6.11(a).

“Privileged Information” means Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges.

“Product” has the meaning assigned to such term in the Toll Manufacturing and Supply Agreement.

“Quarterly Financial Statements” has the meaning set forth in Section 7.01(d).

“Receiving Party” has the meaning set forth in Section 6.09(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, by and between Lilly and the Company.

“Related to the Animal Health Business” means (a) used exclusively in, (b) relating exclusively to, or (c) arising, directly or indirectly, exclusively out of the operation or conduct of, the Animal Health Business as conducted by the Lilly Group and the Company Group.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

“Representatives” means, when used with respect to any Person, such Person’s directors, officers, employees, agents, accountants, attorneys, consultants and other advisors and representatives.

“Restricted Cash Amount” means an aggregate amount in cash equal to $[•], which the Company shall (a) retain from the proceeds of the IPO and/or the Debt Transactions, (b) hold as restricted cash, and (c) use solely to effect the contributions, assignments, transfers, conveyances, distributions or deliveries of Animal Health Assets and acceptances or assumptions of Animal Health Liabilities in the Deferred Jurisdictions.

“Retained Names” means “Lilly”, “Eli Lilly and Company”, and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.

“Section 111 Report” has the meaning set forth in Section 4.07.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in the recitals hereto.

“Services” has the meaning assigned to such term in the Transitional Services Agreement.

“Shared Contract Liability” means any Liability related to, arising out of or resulting from a Shared Contract.

“Shared Contracts” means each Contract entered into prior to the Effective Date that is between Lilly or any of its Subsidiaries (including any member of the Company Group), on the one hand, and one or more third parties, on the other hand, that provides benefits to or imposes obligations on the Animal Health Business, but is not Related to the Animal Health Business.

“Shared Policies” means Policies in existence prior to the Effective Date where both the Animal Health Business and the Lilly Business are eligible for coverage and/or where the employees, officers, directors or agents of both the Animal Health Business and the Lilly Business are eligible for coverage.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Specified Entities” means ChemGen Corporation, Elanco Europe GmbH, Elanco International Inc., Elanco Netherlands Holding B.V., Elanco U.S., Inc., Ivy Animal Health, Inc., Lohmann Animal Health GmbH and Lohmann Animal Health International Inc.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns Stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of Stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the Effective Date, by and between Lilly and the Company.

“Tax Records” has the meaning assigned to such term in the Tax Matters Agreement.

“Tax Returns” has the meaning assigned to such term in the Tax Matters Agreement.

“Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“Toll Manufacturing and Supply Agreement” means the Toll Manufacturing and Supply Agreement, dated as of the Effective Date, by and between Eli Lilly Export S.A. and Elanco UK AH Limited.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Ancillary Agreements and the Local Transfer Agreements.

“Transactions” means the Separation, the IPO and the Distribution or Other Disposition.

“Transferred Entities” has the meaning set forth in Section 2.02(a)(iv).

“Transitional Services Agreement” means the Transitional Services Agreement, dated as of the Effective Date, by and between Lilly and the Company.

“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement, dated as of the Effective Date, by and between Lilly and the Company.

“Underwriters” means [•].

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of [•], 2018, by and among the Company and the Underwriters in connection with the offering and sale of Company Common Stock in the IPO.

“US GAAP” means the generally accepted accounting principles used in the United States.

“Wholly-Owned Subsidiary” means each Subsidiary in which the Company owns (directly or indirectly) all of the outstanding Stock, except for director’s qualifying shares in nominal amount.

ARTICLE II

THE SEPARATION

Section 2.01.                          Transfer of Assets and Assumption of Liabilities; Contribution; Consideration and Proceeds of the IPO and Debt Transactions.

(a)                                 Except to the extent otherwise provided in this Agreement or any Ancillary Agreement, prior to the Effective Date:

(i)                                     Lilly shall have contributed, assigned, transferred, conveyed, distributed and delivered, and shall have caused the applicable members of the Lilly Group to have contributed, assigned, transferred, conveyed, distributed and delivered, to the Specified Entities, and the Specified Entities shall have accepted from Lilly and any applicable member of the Lilly Group, all of Lilly’s and the applicable member of the Lilly Group’s respective right, title and interest in and to all Animal Health Assets (it being understood that if any Animal Health Asset shall be held by a Transferred Entity, this Section 2.01(a)(i) shall be deemed satisfied in respect of such Animal Health Asset as a result of the direct or indirect transfer of the Stock of such Transferred Entity to a Specified Entity); and

(ii)                                  the Specified Entities shall have accepted, assumed and agreed to pay, perform, satisfy or discharge when due and fulfill all the Animal Health Liabilities, in accordance with their respective terms.  The Company and the Specified Entities shall be responsible for all Animal Health Liabilities, regardless of (A) when or where such Animal Health Liabilities arose or arise, (B) whether the facts on which they are based occurred on, prior to, or subsequent to the Effective Date, (C) when, where or against whom such Animal Health Liabilities are asserted or determined (including, subject to Section 4.01(b), any Animal Health Liabilities arising out of claims made by Lilly’s or the Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Lilly Group or the Company Group), (D) whether asserted or determined on, prior to or subsequent to the Effective Date and (E) except as set forth in Section 2.03(b)(iv), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Person in the Lilly Group or the Company Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates (it being understood that if any Animal Health Liabilities shall be held by a Transferred Entity, this Section 2.01(a)(ii) shall be deemed satisfied in respect of such Animal Health Liability as a result of the direct or indirect transfer of the Stock of such Transferred Entity to a Specified Entity).

(b)                                 The consummation of the Contribution shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place as the parties hereto may agree, or by remote exchange of signatures and documents, immediately prior to the closing of the IPO (the “Contribution Closing”).  At the Contribution Closing, Lilly shall contribute, assign, transfer and convey to the Company, and the Company shall accept, the Stock of the Specified Entities, and in exchange therefor, the Company agrees, on the Effective Date, to (i) pay to Lilly, subject to the provisions set forth below, all of the net proceeds of the IPO (including the net proceeds from the exercise of the Underwriters’ overallotment option if it is exercised by the Underwriters, which payment shall be made by the Company promptly following its receipt of such proceeds), after deducting only the underwriters’ discount, (ii) pay to Lilly the net proceeds of the Debt Transactions, together with any interest accrued thereon following the receipt of such proceeds by the Company and (iii) issue to Lilly [•] shares of Company Common Stock; provided that the Company shall retain (A) an amount in cash that Lilly reasonably estimates, in its good faith judgment, will result in the Company Cash Balance being no less than $[•] and (B) the Restricted Cash Amount.  Each applicable payment made by the Company to Lilly pursuant to this Section 2.01(b) shall be made by wire transfer of immediately available funds to an account designated by Lilly to the Company in writing.

(c)                                  As promptly as practicable following the Effective Date, Lilly shall calculate the Company Cash Balance as of the close of business on the Effective Date after giving effect to the consummation of the transactions contemplated by this Agreement to occur on the Effective Date, including the payments described in Section 2.01(b).  The calculation of the Company Cash Balance shall be made by Lilly in good faith and shall be final and binding on the Company.  If Lilly determines that the Company Cash Balance on the Effective Date was less than $[•], then Lilly shall, as promptly as practicable, contribute or otherwise transfer to an account designated in writing by the Company, an amount of cash equal to such deficit.  If Lilly determines that the Company Cash Balance on the Effective Date was greater than $[•], then the Company shall, as promptly as practicable upon receipt of notice from Lilly, distribute or otherwise transfer to an account designated in writing by Lilly, an amount of cash equal to the excess. The Company shall give to Lilly and its Representatives access at reasonable times to the Company’s books, records, working papers and personnel to the extent requested and reasonably necessary to calculate the Company Cash Balance.

(d)                                 The Company hereby waives compliance by each and every member of the Lilly Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Animal Health Assets to the Specified Entities or any member of the Company Group.

(e)                                  At any time following the Effective Date, in the event that at any time or from time to time, any party hereto (or Person in such party’s respective Group), shall receive or otherwise possess any Asset or Liability, as applicable, that is allocated to any other Person pursuant to the Transaction Documents, such party shall use its reasonable best efforts to promptly transfer, or cause to be transferred, such Asset or Liability, as applicable, to the Person so entitled thereto or responsible therefor and the Person so entitled thereto or responsible therefor shall accept such transfer.

Section 2.02.                          Animal Health Assets.

(a)                                 For purposes of this Agreement, “Animal Health Assets” shall mean all of Lilly’s and its Subsidiaries’ right, title and interest as of the Effective Date, in and to:

(i)                                     all Animal Health Intellectual Property, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement to be retained by any member of the Lilly Group;

(ii)                                  all Animal Health IP Contracts;

(iii)                               all Assets (excluding any Intellectual Property or IP Contracts) reflected as assets on the Company Balance Sheet, other than any such Assets disposed of subsequent to the date of the Company Balance Sheet;

(iv)                              all issued and outstanding Stock of the entities set forth on Schedule 2.02(a)(iv) and each of their Subsidiaries (collectively, the “Transferred Entities”);

(v)                                 to the extent provided by Section 2.14, all insurance proceeds;

(vi)                              any other Assets (A) that are expressly contemplated by this Agreement or any Ancillary Agreement (including any schedule or exhibit hereto or thereto) as Assets to be transferred or provided to the Company or any other member of the Company Group (excluding any Intellectual Property) or (B) listed or described on Schedule Section 2.02(a)(vi);

(vii)                           subject to Section 2.09, all rights made available to the Company Group under Shared Contracts;

(viii)                        the HGH Assets; and

(ix)                              any and all other Assets (excluding any Intellectual Property or IP Contracts) of Lilly and its Subsidiaries that are Related to the Animal Health Business, except as expressly otherwise contemplated in this Agreement or the Ancillary Agreements to be retained by any member of the Lilly Group.

Notwithstanding anything to the contrary in this Agreement, the Animal Health Assets shall not in any event include any Assets that are included in the Excluded Assets referred to in Section 2.02(b).

(b)                                 For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i)                                     all Intellectual Property that is not Animal Health Intellectual Property (including the Retained Names);

(ii)                                  the Stock of each of Lilly’s Subsidiaries (other than the members of the Company Group, including the Specified Entities and the Transferred Entities);

(iii)                               all Contracts to which Lilly or any member of the Lilly Group is a party or by which its or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Lilly or any member of the Lilly Group arising thereunder, other than any Contracts that are Related to the Animal Health Business (other than any IP Contracts) and any Animal Health IP Contracts;

(iv)                              subject to Section 2.09, all rights under Shared Contracts;

(v)                                 all Cash and Swaps, except to the extent set forth on Schedule 2.02(a)(vi);

(vi)                              the Excluded Company Books and Records;

(vii)                           the Assets listed or described on Schedule 2.02(b)(vii);

(viii)                        all HGH Ancillary Assets; and

(ix)                              any other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (including any schedule or exhibit hereto or thereto) as Assets to be retained by Lilly or any other Person in the Lilly Group or that are not otherwise expressly contemplated as being included as Animal Health Assets.

Section 2.03.                          Animal Health Liabilities.

(a)                                 For the purposes of this Agreement, “Animal Health Liabilities” shall mean (without duplication):

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedules hereto or thereto) as Liabilities to be retained, assumed or retired by the Company or any Person in the Company Group (including any Specified Entity or Transferred Entity), and all agreements, obligations and Liabilities of any member of the Company Group under the Transaction Documents;

(ii)                                  any and all Liabilities reflected as liabilities or obligations on the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet and all Liabilities arising or assumed after the date of the Company Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the Company Balance Sheet if prepared in accordance with US GAAP applied on a consistent basis;

(iii)                               any and all Liabilities relating to, resulting from or arising out of any Action Related to the Animal Health Business;

(iv)                              any and all Liabilities arising out of claims made by the Company’s directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Lilly Group or the Company Group to the extent relating to the Corporate Reorganization;

(v)                                 any and all Company Debt Obligations (whether incurred prior to, on, or after the Effective Date);

(vi)                              any and all Shared Contract Liabilities allocated to the Company pursuant to Section 2.09; and

(vii)                           any and all other Liabilities, including Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership, operation or use of any Animal Health Assets or of the Animal Health Business, whether arising prior to, on, or after the Effective Date;

Notwithstanding anything to the contrary in this Agreement, the Animal Health Liabilities shall not in any event include any Liabilities that are included in the Excluded Liabilities referred to in Section 2.03(b).

(b)                                 For the purposes of this Agreement, “Excluded Liabilities” shall mean:

(i)                                     any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedule hereto or thereto) as Liabilities to be retained or assumed by Lilly or any other Person in the Lilly Group, (B) agreements and obligations of any Person in the Lilly Group under the Transaction Documents or (C) listed or described on Schedule 2.03(b)(i);

(ii)                                  any and all Environmental Liabilities to the extent relating to, arising out of or resulting from the matters set forth or described on Schedule 2.03(b)(ii) (collectively, the “Excluded Environmental Liabilities”);

(iii)                               any and all Shared Contract Liabilities that are allocated to Lilly pursuant to Section 2.09;

(iv)                              any and all Liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the Lilly Group or any of its directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Company Group);

(v)                                 any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Lilly Group (whether incurred prior to, or after the Effective Date);

(vi)                              any and all other Liabilities, including Environmental Liabilities, to the extent relating to, arising out of or resulting from any Excluded Asset or the Lilly Business, whether arising prior to, on or after the Effective Date; and

(vii)                           any and all other Liabilities of Lilly and its Subsidiaries that are not Animal Health Liabilities or Liabilities of a member of the Company Group on the date of this Agreement.

Section 2.04.                          Transfers Not Effected on or Prior to the Effective Date; Transfers Deemed Effective as of the Effective Date.

(a)                                 To the extent that any contribution, assignment, transfer, conveyance, distribution or delivery of Assets (including the Stock of any Transferred Entity) or acceptance and assumption of Liabilities contemplated by this Article II shall not have been consummated prior to the Effective Date because (i) such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption would violate applicable Law, (ii) a necessary Consent or Governmental Approval had not been received, (iii) a condition precedent to any such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption had not been satisfied or (iv) the parties hereto agreed to delay such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption, then the parties shall cooperate to effect such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption, as the case may be, as promptly following the Effective Date as shall be practicable, or as otherwise agreed between the parties hereto in writing.  Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred or assumed; provided, however, that the parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to (A) seek to obtain any necessary Consents or Governmental Approvals for the contribution, assignment, transfer, conveyance, distribution or delivery of all Assets and the acceptance or assumption of all Liabilities contemplated to be contributed, assigned, transferred, conveyed, distributed, delivered, accepted or assumed pursuant to this Article II and (B) take any actions reasonably requested by the other party in respect of such Assets and Liabilities.

(b)                                 In the event that any contribution, assignment, transfer, conveyance, distribution or delivery of Assets or acceptance or assumption of Liabilities contemplated by this Agreement has not been consummated prior to the Effective Date, including in respect of the Deferred Jurisdictions, then, from and after the Effective Date (i) the party (or relevant member of its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the benefit of the party (or relevant member of its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the party intended to accept or assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred by it in connection with the retention of such Liability; provided that, the net economic benefit (whether positive or negative) relating to the Animal Health Assets and Animal Health Liabilities in the Deferred Jurisdictions shall be allocated to, and paid in accordance with, Section 2.04(c). In addition, the party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause the applicable member of its Group to) treat, insofar as is reasonably practicable, and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and to take (or refrain from taking) such other actions as may be reasonably requested by the party to which such Asset or Liability is to be contributed, assigned, transferred, conveyed, distributed, delivered, accepted or assumed in order to place such party, insofar as is reasonably practicable, in the same position as if such Asset or Liability had been contributed, assigned, transferred, conveyed, distributed, delivered, accepted or assumed on or prior to the Effective Date as contemplated hereby, so that all the benefits and burdens relating to such Asset or Liability, including possession, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Date to the relevant member of the Lilly Group or the Company Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the parties agree that (x) as of the Effective Date, each party shall be deemed to have acquired or retained complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed or retained in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume or retain pursuant to the terms of this Agreement or, as applicable, any other Transaction Document and (y) except with respect to the Deferred Jurisdictions, and to the extent permitted by applicable Law, each party hereto shall (and shall cause the applicable members of its respective Group to) (A) treat for all Tax purposes Assets that have not been contributed, assigned, transferred, conveyed, distributed or delivered prior to the Effective Date as having been contributed, assigned, transferred, conveyed, distributed or delivered to and owned by the Person entitled to such Assets not later than the Effective Date, (B) treat for all Tax purposes the Liabilities that have not been accepted or assumed prior to the Effective Date as having been assumed and accepted by the Person intended to be responsible for such Liabilities not later than the Effective Date and (C) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c)                                  Until such time as the contribution, assignment, transfer, conveyance, distribution or delivery of any Animal Health Assets or the acceptance or assumption of any Animal Health Liabilities contemplated by this Section 2.04 in the Deferred Jurisdictions shall have occurred, the parties shall calculate the net economic benefit (or detriment) arising from or attributable to such Animal Health Assets and Animal Health Liabilities, and make any payments due and owing in connection therewith, in accordance with the procedures and principles mutually agreed upon in writing by the parties hereto.

(d)                                 With respect to the Stock of any Transferred Entity that will not indirectly be transferred on the Effective Date, Lilly and the Company agree that from the Effective Date until the earlier of (i) the time such Stock is conveyed to the Company or any of its Subsidiaries and (ii) twenty-four (24) months following the Effective Date, Lilly, or the member of the Lilly Group that directly or indirectly owns such Stock, shall cause the applicable Transferred Entity not to declare or pay any dividends or other distributions, except as required by applicable Law, to Lilly or any other member of the Lilly Group and shall cause such Transferred Entity not to redeem, repurchase or otherwise acquire any of its Stock.  In the event that such a Transferred Entity (A) shall so declare or pay any dividend or other distribution, Lilly or the member of the Lilly Group that directly or indirectly owns such Transferred Entity shall promptly pay the amount so received to the Company or the Subsidiary of the Company designated by the Company and reasonably acceptable to Lilly or (B) shall so redeem, repurchase or otherwise acquire any of its capital stock or other equity interest, then Lilly or the member of the Lilly Group that directly or indirectly owns such Transferred Entity shall promptly pay any amount received thereon to the Company or the Subsidiary of the Company designated by the Company and reasonably acceptable to Lilly. Nothing herein shall be deemed to require any action which is prohibited by Law; provided, however, that the parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to take any actions requested by each party in respect of any such Transferred Entity.

(e)                                  If and when the Consents, Governmental Approvals and/or conditions, the violation, conflict, absence, non-satisfaction or existence of or with which, or the violation of Law that, caused the deferral of the contribution, assignment, transfer, conveyance, distribution or delivery of any Asset or the acceptance or assumption of any Liability pursuant to Section 2.04(a), are received, obtained, satisfied, realized or resolved, the contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of the Transaction Documents as promptly as practicable thereafter.

Section 2.05.                          Termination of Agreements.  (a) Except as set forth in Section 2.05(b), in furtherance of the releases and other provisions of Section 4.01, the Company and each other applicable member of the Company Group, on the one hand, and Lilly and each other applicable member of the Lilly Group, on the other hand, hereby terminate the respective rights and obligations under any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or receivable between a member of the Lilly Group, on the one hand, and a member of the Company Group, on the other hand (“Intercompany Accounts”) accrued as of the Effective Date), whether or not in writing, between or among any member of the Company Group, on the one hand, and any member of the Lilly Group, on the other hand, effective as of the Effective Date. No such agreement, arrangement, commitment, understanding or Intercompany Account (including any provision thereof which purports to survive termination) shall be of any further force or effect as between any member of the Company Group, on the one hand, and any member of the Lilly Group, on the other hand, after the Effective Date.  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. For the avoidance of doubt, nothing in this Agreement shall terminate any right or obligation with respect to any agreements, arrangements, commitments or understandings, whether or not in writing, that have accrued or exist prior to the Effective Date or that extend beyond the Effective Date, in each case, solely between or among (i) the members of the Lilly Group, or (ii) the members of the Company Group.

(b)                                 The provisions of Section 2.05(a) shall not apply to (i) the Transaction Documents (and each other agreement or instrument expressly contemplated by any Transaction Document to be entered into by any of the parties hereto or any Person in their respective Groups) or (ii) any agreements, arrangements, commitments, understandings or Intercompany Accounts, or any of the provisions thereof, (A) set forth or described on Schedule 2.05(b)(ii),  (B) to which any Person other than the parties hereto and thereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Animal Health Assets or Animal Health Liabilities, they shall be contributed, assigned, transferred, conveyed, delivered, accepted and assumed, as applicable, pursuant to Section 2.01), including any Shared Contracts, (C) that this Agreement or any other Transaction Document expressly contemplates will survive the Effective Date, and (D) to which any non-wholly owned Subsidiary of Lilly or the Company, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

Section 2.06.                          Documents Relating to Other Transfers of Assets and Assumption of Liabilities.  In furtherance of the contribution, assignment, transfer, conveyance, distribution or delivery of the Animal Health Assets and the acceptance or assumption of Animal Health Liabilities set forth in Section 2.01(a) and (b), Lilly shall have executed and delivered, and shall have caused each of its applicable Subsidiaries (including the Company and each other member of the Company Group) to have executed and delivered, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption (collectively, the “Additional Transfer Documents”) as and to the extent necessary to evidence the contribution, assignment, transfer, conveyance, distribution and delivery of all of Lilly’s and each other applicable member of the Lilly Group’s right, title and interest in and to the Animal Health Assets to the Specified Entities and their respective Subsidiaries, as applicable, and the acceptance and assumption by the Specified Entities or their applicable Subsidiaries of the Animal Health Liabilities.  For the avoidance of doubt, the Additional Transfer Documents shall exclude the Local Transfer Agreements. To the extent that any Additional Transfer Document or Local Transfer Agreement conveys ownership of any Animal Health Intellectual Property that was generated by Lilly or an entity that was a Subsidiary of Lilly at the time of generation to a member of the Company Group, the Additional Transfer Document or Local Transfer Agreement, as applicable, shall contain a nonexclusive license to the Lilly Group to use and practice such Animal Health Intellectual Property in any field other than the field of the Animal Health Business.

Section 2.07.                          Bank Accounts; Cash Balances.  (a) To the extent not completed prior to the Effective Date, Lilly and the Company each agrees to take, or cause the other members of their respective Groups to take, as promptly as practicable following the Effective Date, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Company Group so that such accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Lilly or any other member of the Lilly Group (collectively, the “Lilly Accounts”) are de-linked from the Lilly Accounts.

(b)                                 It is intended that, following consummation of the actions contemplated by Section 2.07(a), the Company and Lilly will maintain separate bank accounts and separate cash management processes.

(c)                                  With respect to any outstanding checks issued by Lilly or any of its Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person owning the account on which the check is drawn.  With respect to any outstanding checks issued by Lilly or any of its Subsidiaries following the Effective Date but prior to the requisite de-linking, such outstanding checks shall be honored by the Person owning the account on which the check is drawn; provided that, in the event the Liability associated with such check was, following the Effective Date, intended to be the Liability of a Person in the other Group, then the party hereto whose Group such Liability was intended to be shall, on the date that is (x) 40 days after the Effective Date, (y) 100 days after the Effective Date or (z) 190 days after the Effective Date, whichever such date immediately follows the date such check was drawn, reimburse the Person that issued such check for the amount so drawn.

(d)                                 Except as provided in Section 2.14, as between Lilly and the Company (and the other members of their respective Groups), all payments made to and reimbursements received by either party (or member of its Group) after the Effective Date, in each case that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the Person entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

Section 2.08.                          Other Transaction Documents.  Each of Lilly and the Company will execute and deliver, and cause each other applicable member of their respective Groups to execute and deliver, as applicable, all Ancillary Agreements and Local Transfer Agreements as applicable.

Section 2.09.                          Shared Contracts.  (a) Subject to Section 2.09(d) and other than with respect to the provision of Services under the Transitional Services Agreement or benefits and rights under Shared Contracts that are sublicensed to the Company and other members of the Company Group pursuant to the Intellectual Property and Technology License Agreement, from and after the Effective Date, Lilly may, in its sole discretion, make available to the Company Group the benefits and rights under Shared Contracts to the extent such benefits and rights have historically been provided to the Animal Health Business.  With respect to any Shared Contracts made available to the Company Group pursuant to this Section 2.09(a), (i) no member of the Company Group shall take any action, or refrain from taking any action, if such action or inaction is reasonably likely to or does result in a breach on the part of any member of the Lilly Group under any Shared Contract and (ii) each member of the Company Group shall reasonably cooperate with Lilly and, at Lilly’s reasonable request, take such actions that are permissible and reasonably necessary or desirable to ensure that Lilly is able to perform its obligations constituting Shared Contract Liabilities under any such Shared Contract.

(b)                                 With respect to Shared Contract Liabilities related to, arising out of, or resulting from a given Shared Contract, such Shared Contract Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the parties as follows:

(i)                                     First, if a Liability is incurred exclusively in respect of a benefit received by one party or its Group, the party receiving such benefit (or whose Group member receives such benefit) shall be responsible for such Liability.

(ii)                                  Second, if a Liability cannot be exclusively allocated to one party under clause (i), and such Liability (or a portion thereof) has historically been allocated to the Animal Health Business, then the Liability shall be allocated between both parties in a manner consistent with the historical treatment thereof, with the Company being allocated the portion of the Liability historically allocated to the Animal Health Business.

(iii)                               Third, if a Liability cannot be exclusively allocated to one party under clause (i), and historically has not been (in whole or in part) allocated to the Animal Health Business, then such Liability shall be allocated between both parties based on the relative proportions of the total benefit received (over the term of the Shared Contract, measured as of the date of allocation) for each party under the relevant Shared Contract.

(iv)                              Notwithstanding the foregoing, each party shall be responsible for any and all Liabilities arising out of or resulting from such party’s (or a member of such party’s Group, as applicable) breach of the relevant Shared Contract; provided that, in the case of the Company, the Company was previously made aware of the existence of, and the applicable obligations under, such Shared Contract.

(c)                                  If Lilly or any member of the Lilly Group, on the one hand, or the Company or any other member of the Company Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party or its Group, Lilly or the Company, respectively will use its commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, transfer or otherwise afford such benefit or payment to the Company or Lilly or its applicable Group member, respectively.

(d)                                 It shall be the responsibility of the Company, if it so chooses, to obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new Contract effective as of the Effective Date pursuant to which the Company and the applicable members of its Group will receive substantially the same benefits (or such benefits as the Company deems advisable) provided by the Shared Contract to the Animal Health Business prior to the Effective Date, and Lilly shall use its commercially reasonable effort to facilitate the entrance into any such new Contracts; provided that nothing in this Agreement shall require Lilly or any other member of the Lilly Group to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Animal Health Liability) to any third party.  In no event shall Lilly be liable to the Company for (i) any Liabilities arising out of such new Contracts, (ii) Liabilities arising out of the failure of the Company to obtain any such new Contract or (iii) Liabilities arising out of the failure of Lilly to make available to any member of the Company Group the benefits or rights under a Shared Contract.  Except as expressly provided under the Transitional Services Agreement, neither Lilly nor any other member of the Lilly Group shall be obligated to make available to any member of the Company Group the benefits and rights under any Shared Contracts.

Section 2.10.                          Disclaimer of Representations and Warranties.  (a) EACH OF LILLY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE LILLY GROUP) AND THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE COMPANY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THE TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THE TRANSACTION DOCUMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY

ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT OR AS REQUIRED BY LAW, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS”, “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN, ENCUMBRANCE, CHARGE, ASSESSMENT OR OTHER ADVERSE CLAIM, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.  IN ADDITION, ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, FUNCTION, ENVIRONMENTAL CONDITION, OPERATIONAL CONDITION, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR NON-U.S. LAWS) ARE HEREBY DISCLAIMED.

Section 2.11.                          Guarantees.  (a) Lilly and the Company shall each use its reasonable best efforts to cause a member of the Company Group to be substituted in all respects for a member of the Lilly Group and for all members of the Lilly Group to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Company Group under each guarantee, indemnity, surety bond, letter of credit, bankers acceptance and letter of comfort (each, a “Guarantee”), given or obtained by any member of the Lilly Group for the benefit of any member of the Company Group or the Animal Health Business.  If Lilly and the Company have been unable to effect any such substitution, removal or release with respect to any such Guarantee as of the Effective Date then, following the Effective Date, the Company shall use its reasonable best efforts to effect such substitution, removal or release as soon as reasonably practicable; provided that from and after the Effective Date, the Company shall indemnify, hold harmless and promptly reimburse the applicable members of the Lilly Group for any costs of maintaining any such Guarantee and any payments made by them and for any and all Liabilities of the applicable members of the Lilly Group arising out of, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b)                                 Lilly and the Company shall each use its reasonable best efforts to cause a member of the Lilly Group to be substituted in all respects for a member of the Company Group and for all members of the Company Group to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Lilly Group under each Guarantee, given or obtained by any member of the Company Group for the benefit of any member of the Lilly Group or the Lilly Business.  If Lilly and the Company have been unable to effect any such substitution, removal or release with respect to any such Guarantee as of the Effective Date then, following the Effective Date, Lilly shall use its reasonable best efforts to effect such substitution, removal or release as soon as reasonably practicable; provided that from and after Effective Date, Lilly shall indemnify against, hold harmless and promptly reimburse the applicable members of the Company Group for any costs of maintaining any such Guarantee and any payments made by them and for any and all Liabilities of the applicable members of the Company Group arising out of, in whole or in part, any performance obligation in accordance with the underlying obligation under or ongoing maintenance of any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

Section 2.12.                          Novation of Animal Health Liabilities.  (a) The Company shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable following the Effective Date, any consent, substitution, approval, release or amendment requested by Lilly that is required to novate or assign to the applicable member of the Company Group all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Animal Health Liabilities (other than any Animal Health Liability that constitutes a Shared Contract Liability), or to obtain in writing the unconditional release of all parties to such arrangements, other than any member of the Company Group, so that, in any such case, the Company and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither Lilly nor the Company shall be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any third party from whom such consents, substitutions, approvals, releases or amendments are requested, except as specifically set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.12 to the extent such action would result in an undue burden on such party or the other members of its Group or would unreasonably interfere with any of the business personnel or operations of such party or the other members of its Group; provided, further, however, that any legal fees or other administrative costs associated with obtaining such consents, substitutions, approvals, releases or amendments shall be borne by the Company.

(b)                                 If the Company is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, release or amendment, the applicable member of the Lilly Group shall continue to be bound by such Contracts and other obligations that constitute Animal Health Liabilities and, unless not permitted by Law or the terms thereof, the Company shall, as agent or subcontractor for Lilly or such other Person in the Lilly Group, as the case may be, pay, perform and discharge fully all such obligations or other Liabilities of Lilly or such other Person thereunder that constitute Animal Health Liabilities, from and after the Effective Date.  The Company shall indemnify each Lilly Indemnitee, and hold it harmless against any Liabilities (other than any Excluded Liabilities) arising in connection therewith, in accordance with the provisions of Article IV.  Lilly shall, without further consideration, promptly pay or remit, or cause to be paid or remitted, to the Company all money, rights and other consideration received by it or any other member of the Lilly Group in respect of such performance (unless any such consideration is an Excluded Asset).  If and when any such consent, substitution, approval, release or amendment shall be obtained or such agreement, lease, license or other obligations shall otherwise become assignable or able to be novated, Lilly shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of each applicable member of its Group to the Company without payment of further consideration and the Company shall, without the payment of any further consideration, assume such rights and obligations.

Section 2.13.                          Novation of Excluded Liabilities.  (a) Lilly shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable following the Effective Date, any consent, substitution, approval, release or amendment requested by the Company that is required to novate or assign to the applicable member of the Lilly Group all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements, other than any member of the Lilly Group, so that, in any such case, a member of the Lilly Group will be solely responsible for such Liabilities; provided, however, that neither Lilly nor the Company shall be obligated to (i) pay any consideration therefor to any third party from whom such consents, substitutions, approvals, releases and amendments are requested, except as specifically set forth in this Agreement or (ii) take any action pursuant to this Section 2.13 to the extent such action would result in an undue burden on such party or the other members of its Group or would unreasonably interfere with any of the business personnel or operations of such party or the other members of its Group; provided, further, however, that any legal fees or other administrative costs associated with obtaining such consents, substitutions, approvals, releases and amendments shall be borne by Lilly.

(b)                                 If Lilly is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, release or amendment, the applicable member of the Company Group shall continue to be bound by such Contracts and other obligations that constitute Excluded Liabilities and, unless not permitted by Law or the terms thereof, Lilly shall, or shall cause a member of the Lilly Group to, as agent or subcontractor for the Company or such other Person in the Company Group, as the case may be, pay, perform and discharge fully all such obligations or other Liabilities of the Company or such other Person thereunder that constitute Excluded Liabilities from and after the Effective Date.  Lilly shall indemnify each Company Indemnitee and hold it harmless against any Liabilities (other than any Animal Health Liabilities) arising in connection therewith, in accordance with the provisions of Article IV.  The Company shall, without further consideration, promptly pay or remit, or cause to be paid or remitted, to Lilly or to another member of the Lilly Group specified by Lilly, all money, rights and other consideration received by it or any other member of the Company Group in respect of such performance (unless any such consideration is an Animal Health Asset).  If and when any such consent, substitution, approval, release, or amendment shall be obtained or such agreement, lease, license or obligations shall otherwise become assignable or able to be novated, the Company shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of each applicable member of its Group to Lilly or to another member of the Lilly Group specified by Lilly without payment of further consideration and Lilly shall, without the payment of any further consideration, or shall cause such other member of the Lilly Group to, assume such rights and obligations.

Section 2.14.                          Insurance Policies.

(a)                                 From the Effective Date until the date on which Lilly and its Affiliates cease to hold in excess of 50% of the outstanding shares of Company Common Stock pursuant to a Distribution, Other Disposition or otherwise (the “Coverage End Date”), the members of the Company Group shall continue to be insured on the terms and subject to the limits in place on the Effective Date under the Shared Policies and shall be entitled to receive coverage thereunder to the same extent as Subsidiaries of Lilly, in each case to the extent permitted under such applicable policy. As of the Coverage End Date, the coverage under all Shared Policies shall continue in force only for the benefit of Lilly and its Affiliates and not for the benefit of the Company or any of its Affiliates.  Effective from and after the Coverage End Date, the Company shall arrange for its own insurance policies with respect to the Animal Health Business covering all periods (whether prior to or following the Effective Date) and agrees not to seek, through any means, benefit from any of Lilly’s or its Affiliates’ insurance policies that may provide coverage for claims relating in any way to the Animal Health Business prior to the Coverage End Date.

(b)                                 Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover Animal Health Liabilities reported to such unaffiliated third party insurer after the Effective Date and before the Coverage End Date, with respect to an occurrence prior to the Coverage End Date, under an occurrence-based or claims-made policy (collectively, “Covered Claims”), then the members of the Company Group may claim coverage for such Covered Claims under such Shared Policies and receive any insurance recoverables with respect thereto, without any prejudice or limitation to Lilly seeking insurance under the Shared Policies for its own claims; provided that Lilly may, in its sole discretion, participate in or control the prosecution or defense of any such Covered Claim.  After the Effective Date, Lilly shall procure and administer the Shared Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the members of the Company Group to insurance coverage thereunder in accordance with this Section 2.14(b), in each case, with respect to Covered Claims.  The Company shall promptly notify Lilly of any Covered Claims, and Lilly agrees to reasonably cooperate with the Company concerning the pursuit by the Company of any such Covered Claim, in each case at the expense of the Company (to the extent such expenses are not covered by the applicable Shared Policies).

(c)                                  The Company shall be responsible for complying with the terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and the Company shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims.  Any proceeds received by Lilly from any insurance carrier that relate to Covered Claims shall be paid promptly to the Company.  In the event that Covered Claims relate to the same occurrence for which Lilly is seeking coverage under such Shared Policies and for which the parties have a shared defense, the Company and Lilly shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies), including self-insured retentions or deductibles.  In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of Lilly and the other members of the Lilly Group and the

Company and the other members of the Company Group, amounts due under such Shared Policy shall be paid on a first come, first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims; provided that, in the event that claims paid to the Company Group under such Shared Policy exceed 85% of the policy limit thereunder, and any member of the Lilly Group subsequently makes any claim under such policy, then, the Company shall pay (or shall cause payment to be made) to Lilly an amount equal to the lesser of (i) the value of the applicable Lilly Group claim and (ii) the amount by which payments made to the Company Group under such policy exceeded 85% of the applicable policy limit.

(d)                                 Upon receipt of a written request from the Company, Lilly shall use its commercially reasonable efforts to reduce or cancel the Company Group’s coverage under any Policies, effective no earlier than sixty (60) days after Lilly’s receipt of such request, provided, however that (i) any costs associated with or incurred in connection with such reduction or cancellation shall be borne exclusively by the Company Group, (ii) the Company Group understands that there may be no premium refund or credit provided by the relevant insurers as a result of such reduction or cancellation, and (iii) if and to the extent that Lilly actually receives a premium refund or credit from the relevant insurers for the term of the coverage so reduced or cancelled as a direct result of such reduction or cancellation, Lilly shall only be obligated to credit or pay over to the Company Group the lesser of (x) the amount of any such credit or refund or (y) the amount, if any, last charged to the Company Group by Lilly for such coverage during such term.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 3.01.                          The IPO.  The Company shall cooperate with, and take all actions reasonably requested by, Lilly in connection with the IPO.  In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement, the Company shall, at the request of Lilly or an Underwriter, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

Section 3.02.                          Charter; Bylaws.  Prior to the effectiveness of the IPO Registration Statement, Lilly and the Company shall each have taken all actions that may be required to provide for the adoption by the Company of the Amended and Restated Articles of Incorporation of the Company substantially in the form attached as Exhibit A hereto (the “Charter”) and the Amended and Restated Bylaws of the Company substantially in the form attached as Exhibit B hereto (the “Bylaws”) and the filing of the Charter with the Secretary of State of the State of Indiana.

Section 3.03.                          The Distribution or Other Disposition.

(a)                                 Subject to applicable Law, the Company acknowledges and agrees that Lilly shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition.  In addition, in the event that Lilly determines to proceed with the Distribution or Other Disposition, the Company acknowledges and agrees that Lilly may, subject to applicable Law, at any time and from time to time until the completion of the Distribution or Other Disposition, abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.

(b)                                 The Company shall cooperate with Lilly in all respects to accomplish the Distribution or Other Disposition and shall, at Lilly’s direction, promptly take any and all actions that Lilly may request as necessary or desirable to effect the Distribution or Other Disposition, including the registration under the Securities Act of the offering and sale by Lilly of Company Common Stock on an appropriate registration form or forms to be designated by Lilly and the filing of any necessary documents pursuant to the Exchange Act.  Subject to applicable Law, Lilly shall select any investment bank, manager, underwriter or dealer manager in connection with the Distribution or Other Disposition, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution or Other Disposition, as applicable.  The Company and Lilly, as the case may be, will provide to the exchange agent, if any, all share certificates and any information required in order to complete the Distribution or Other Disposition.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Registration Rights Agreement shall control the terms and conditions of any Other Disposition to the extent contemplated therein.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01.                          Release of Pre-Closing Claims.

(a)                                 Except as provided in (i) Section 4.01(c), (ii) any exceptions to the indemnification provisions as set forth in Section 4.02 and Section 4.03 and (iii) any Ancillary Agreement, effective as of the Effective Date, the Company does hereby, for itself and for each other member of the Company Group as of the Effective Date and their respective successors and assigns and all Persons who at any time on or prior to the Effective Date have been directors, officers, managers, members, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), release and forever discharge Lilly and each other member of the Lilly Group, their respective successors and assigns, and all Persons who at any time on or prior to the Effective Date have been shareholders, directors, officers, managers, members, agents or employees of any member of the Lilly Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective

Date, including in connection with the Transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder, and under any of the other Transaction Documents and pursuant to the Corporate Reorganization.

(b)                                 Except as provided in (i) Section 4.01(c), (ii) any exceptions to the indemnification provisions as set forth in Section 4.02 and Section 4.03 and (iii) any Ancillary Agreement, effective as of the Effective Date Lilly does hereby, for itself and for each other member of the Lilly Group as of the Effective Date and their respective successors and assigns and all Persons who at any time on or prior to the Effective Date have been directors, officers, managers, members, agents or employees of any member of the Lilly Group (in each case, in their respective capacities as such), release and forever discharge the Company and each other member of the Company Group, their respective successors and assigns, and all Persons who at any time on or prior to the Effective Date have been shareholders, directors, officers, managers, members, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the Transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder, under any of the other Transaction Documents and pursuant to the Corporate Reorganization.

(c)                                  Nothing contained in Section 4.01(a) or (b) shall (x) impair any right of any Person to enforce any Transaction Document or any Contracts that are specified in Section 2.05(b) or the applicable schedules thereto as not to be terminated as of the Effective Date, in each case in accordance with its terms or (y) release any Person from:

(i)                                     any Liability provided in or resulting from any Contract among any Persons in the Lilly Group or the Company Group that is specified in Section 2.05(b) or the applicable schedules thereto as not to be terminated as of the Effective Date, or any other Liability specified in Section 2.05(b) as not to be terminated as of the Effective Date;

(ii)                                  any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, the Transaction Documents, including (A) with respect to the Company, any Animal Health Liability and (B) with respect to Lilly, any Excluded Liability;

(iii)                               any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Date between a member of the Lilly Group, on the one hand, and a member of the Company Group, on the other hand;

(iv)                              any Liability that the parties or any other Person may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article IV or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) shall release Lilly from indemnifying and advancing expenses to any director, officer, manager, member or employee of the Company who was a director, officer, manager, member or employee of Lilly or any of its Affiliates on or prior to the Effective Date (including, for the avoidance of doubt, any indemnification or advancement of expenses obligations arising in connection with, or resulting from, the IPO), to the extent such director, officer, manager, member or employee incurs any Losses to which he or she was entitled to such indemnification or advancement of expenses pursuant to obligations existing prior to the Effective Date, it being understood that if the underlying obligation giving rise to such Action is an Animal Health Liability, the Company shall indemnify Lilly for such Liability (including Lilly’s costs to indemnify the director, officer, manager, member or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 The Company shall not, and shall not permit any other Person in the Company Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Lilly or any other Person in the Lilly Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a).  Lilly shall not, and shall not permit any other Person in the Lilly Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any other Person in the Company Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(e)                                  It is the intent of each of Lilly and the Company, by virtue of the provisions of this Section 4.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Effective Date, between or among the Company or any other Person in the Company Group, on the one hand, and Lilly or any other Person in the Lilly Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Effective Date), except as expressly set forth in Section 4.01(c).  At any time, at the request of any other party, each party shall cause each other member of its respective Group and to the extent practicable each other Person on whose behalf a release and discharge is granted in Sections 4.01(a) or (b) to execute and deliver releases reflecting the provisions of this Section 4.01.

(f)                                   If any Person associated with either Lilly or the Company (including any member of their respective Group’s and any of their respective directors, officers, managers, members, agents or employees) initiates an Action with respect to claims released by this Section 4.01, the party with which such Person is associated shall indemnify the other party against such Action  in accordance with the provisions set forth in this Article IV.

Section 4.02.                          Indemnification by the Company.  Except (a) as provided in Section 4.04, or (b) as required by applicable Law, the Company shall indemnify, defend and hold harmless each member of the Lilly Group and each of their Affiliates and each member of the Lilly Group’s and their respective Affiliates’ directors, officers, managers, members, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Lilly Indemnitees”), from and against any and all Losses of the Lilly Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)                                 all Animal Health Liabilities;

(b)                                 any untrue statement or alleged untrue statement of a material fact contained in any of Lilly’s Disclosure Documents, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished by any member of the Company Group or incorporated by reference from any filings made by any member of the Company Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that untrue statement or omission was made or occurred after the Effective Date or in connection with the IPO;

(c)                                  any untrue statement or alleged untrue statement of a material fact contained in any of the Company’s Disclosure Documents, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, in each case to the extent but only to the extent, that those losses are not caused by any such untrue statement or omission based upon information that is either furnished by any member of the Lilly Group or incorporated by reference from any filings made by any member of the Lilly Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that untrue statement or omission was made or occurred after the Effective Date; and

(d)                                 any breach by the Company or any other Person in the Company Group of any Transaction Document or any action by the Company in contravention of its Charter or Bylaws.

Notwithstanding anything to the contrary herein, in no event will any Lilly Indemnitee have the right to seek indemnification from the Company with respect to any claim or demand against any member of the Lilly Group for the satisfaction of the Excluded Liabilities.

Section 4.03.                          Indemnification by Lilly.  Except (a) as provided in Section 4.04, or (b) as required by applicable Law, Lilly shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ directors, officers, managers, members, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)                                 all Excluded Liabilities;

(b)                                 any untrue statement or alleged untrue statement of a material fact contained in any of the Company’s Disclosure Documents, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished by any member of the Lilly Group or incorporated by reference from any filings made by any member of the Lilly Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that untrue statement or omission was made or occurred after the Effective Date;

(c)                                  any untrue statement or alleged untrue statement of a material fact contained in any of the Lilly’s Disclosure Documents, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, in each case to the extent but only to the extent, that those losses are not caused by any such untrue statement or omission based upon information that is either furnished by any member of the Company Group or incorporated by reference from any filings made by any member of the Company Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that untrue statement or omission was made or occurred after the Effective Date; and

(d)                                 any breach by Lilly or any member of the Lilly Group of any Transaction Document.

Notwithstanding anything to the contrary herein, in no event will any Company Indemnitee have the right to seek indemnification from any member of the Lilly Group with respect to any claim or demand against any member of the Company Group for the satisfaction of the Animal Health Liabilities.

Section 4.04.                          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds that actually reduce the amount of the Loss.  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds actually recovered by or on behalf of such Indemnitee in respect of the related Loss.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  The Indemnitee shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnitee is entitled in connection with any Loss for which the Indemnitee seeks indemnification pursuant to this Article IV; provided that so long as the Indemnitee has expended its commercially reasonable efforts, the Indemnitee’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)                                  Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, each Lilly Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.  Any Indemnity Payment made by Lilly shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Indemnity Payments made by a party under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation Date, or as payments of an assumed or retained liability.

(d)                                 If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim.  In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Section 4.05.                          Procedures for Indemnification of Third Party Claims.

(a)                                 If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the Lilly Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within fifteen (15) days) after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend such Third Party Claim and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation.  Within fifteen (15) days after the receipt of notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its determination as to whether it will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, (ii) the Third Party Claim involves injunctive or equitable relief or (iii) the Indemnitee shall have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election within the time period specified in and as otherwise provided in Section 4.05(b), then the applicable Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party to the extent indemnification is available under the terms of this Agreement.

(d)                                 Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.  If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)                                  In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault to any Indemnitee in connection with such Third Party Claim.

(f)                                   In the event of an Action in which the Indemnifying Party is not a named defendant, if either the

Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise add the Indemnifying Party as a party thereto, if practicable.  If such substitution cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

(g)                                  Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any pending or threatened Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

(h)                                 Notwithstanding anything to the contrary in this Agreement, Third Party Claims with respect to Taxes shall be governed by the Tax Matters Agreement and not by the provisions of this ARTICLE IV.

Section 4.06.                          Additional Matters.  (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by prompt written notice given by the Indemnitee to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond by either (i) paying the applicable Indemnitee the amount of cash claimed in such notice or (ii) objecting to the claim for indemnification or the amount stated therein.  If the Indemnifying Party objects to the applicable claim, in whole or in part, or if the Indemnifying Party does not respond within such thirty (30) day period, then the applicable Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement, without prejudice to its continuing rights to pursue indemnification hereunder.

(b)                                 If payment is made by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  Indemnification payments in respect of any Losses for which an Indemnitee is entitled to indemnification under this Article IV shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred upon demand by the Indemnitee.  In connection therewith, such Indemnitee shall provide reasonably satisfactory documentation setting forth the basis for the amount of such indemnification, including documentation reflecting any Insurance Proceeds that actually reduce the amount of such Losses.

Section 4.07.                          Medicare Reporting.  The parties hereto acknowledge that the resolution of any Third Party Claim

(subject to this Agreement) by way of a settlement, judgment, award or other payment to or on behalf of a Medicare beneficiary where medical expenses are claimed or released may impose reporting obligations pursuant to Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (MMSEA), and the regulations and program guidance then in effect (“Section 111 Report”).  Accordingly, so that the Indemnitee can timely and effectively investigate and discharge its reporting obligations, if any, to the Centers for Medicare and Medicaid Services (“CMS”), the Indemnifying Party agrees to:

(a)                                 Notify the Indemnitee no later than ten (10) days after making a settlement or payment of any award to or on behalf of a Medicare beneficiary and provide and/or confirm information that the Indemnitee will require to meet its Section 111 reporting obligation;

(b)                                 Notify the Indemnitee prior to the settlement of any claim or payment of any award to a plaintiff or claimant for the purpose of providing Indemnitee identifying information on the proposed plaintiff or claimant-recipient, and such other information as may be required, to enable the Indemnitee to ascertain whether a Section 111 Report will be required.  If Medicare’s interests are implicated by the terms of the proposed settlement, judgment, award or other payment, the Indemnitee shall also have the right to suggest proposed terms and processes for the expected payment that will address and protect the Indemnitee’s interests under Section 111 and the Medicare Secondary Payer Act; and

(c)                                  Subject to the terms of this Article IV, indemnify, defend, repay and hold harmless the Indemnitee for any Liabilities (including double damages) for delayed or defective reporting to CMS under Section 111 in the event that the Indemnifying Party fails to timely provide the notice set forth in this Section 4.07.

Section 4.08.                          Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party, except that the remedies provided in this Article IV shall be the exclusive remedy for claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any analogous state or foreign Environmental Laws, whether now or hereinafter in effect.

Section 4.09.                          Survival of Indemnities.  The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee; (b) the knowledge by the Indemnitee at any time of Liabilities for which it might be entitled to indemnification hereunder and (c) any termination of this Agreement.  The rights and obligations of each of Lilly and the Company and their respective Indemnitees under this Article IV shall survive the merger or consolidation of any party, the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any party.

Section 4.10.                          Special Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS OTHER GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL,

CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR ITEMS (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRICS APPROACHES, SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR ITEMS, OR DAMAGES CALCULATED ON MULTIPLES OF EARNING OR OTHER METRIC APPROACHES TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.10.

ARTICLE V

CERTAIN BUSINESS MATTERS

Section 5.01.                          No Restriction on Competition.  It is the explicit intent of each of the parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the parties hereto from and after the Effective Date.  Accordingly, each of the parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any party hereto to engage in any (a) business or other activity that competes with the business of any other party hereto or (b) specific line of business or engage in any business activity in any specific geographic area.

Section 5.02.                          No Solicitation of Employees.  For and during the twelve (12) month period following the date on which Lilly and its Affiliates first cease to hold in excess of 50% of the outstanding shares of Company Common Stock pursuant to the Distribution or Other Disposition, none of Lilly, the Company or any other member of their respective Groups will, without the prior written consent of the other party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee at the level of senior director and above of the other party’s Group to leave his or her employment; provided, however, that nothing in this Section 5.02 shall restrict or preclude the rights of Lilly, the Company or any other member of their respective Groups from soliciting or hiring (a) any employee who responds to a general solicitation or advertisement that is not specifically targeted or focused on the employees employed by the other Group (and nothing shall prohibit such generalized searches for employees through various means, including the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable party has not encouraged or advised such firm to approach any such employee; (b) any employee whose employment has been terminated by the other Group without cause; or (c) any employee whose employment was terminated for cause at least 180 days prior to any such contact.  For purposes of this Section 5.02 only, the written consent of the other applicable party shall be secured by seeking permission from, in the case of each of Lilly and the Company, the Sr. Vice President, Human Resources.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01.                          Provision of Corporate Records.  As soon as practicable after the Effective Date, subject to the provisions of this Section 6.01, Lilly and the Company shall discuss and negotiate in good faith a plan to transition (i) to the Company all Company Books and Records in the possession or control of Lilly or any other member of the Lilly Group, and (ii) to Lilly all Lilly Books and Records in the possession or control of the Company or any other member of the Company Group.  The foregoing shall be limited by the following:

(a)                                 The transition of books and records shall require only deliveries of specific and discrete books and records (i) requested by the other party and (ii) identified by either party in the ordinary course of business and determined by such party to be material to the other’s business.  Without limiting any express delivery requirements under any other provision of this Agreement or any Ancillary Agreement, neither party shall be required to conduct any general search or investigation of its files;

(b)                                 Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.09 information contained in such books and records;

(c)                                  Each party may in good faith refuse to furnish any books and records under this Section 6.01 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of Privilege;

(d)                                 Neither party shall be required to deliver to the other books and records or portions thereof that are subject to confidentiality agreements that would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction; and

(e)                                  Nothing in this Section 6.01 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to the sharing of information related to Taxes.

In addition, copies of that portion of Excluded Company Books and Records and Excluded Lilly Books and Records that are retained (i) pursuant to the requirements of Law or (ii) because the respective Group determines it is necessary or advisable to do so, will be made available to the other party at such party’s reasonable request and expense, to the extent permitted by Law.

Section 6.02.                          Agreement for Exchange of Information; Archives.  (a) Each of Lilly and the Company, on behalf of itself and its Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, access to any Information in the possession or under the control of its Group that can be retrieved without unreasonable disruption to its business that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, or other requirements imposed on the requesting party or an applicable member of its Group (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party or such member of its Group, (ii) for use in any judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement or any member of its Group has against the other party or any member of its Group, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Ancillary Agreement.

(b)                                 After the Effective Date, each of the Lilly Group on the one hand, and the Company Group on the other hand, shall provide to the other Group access during regular business hours (as in effect from time to time) to Information or documents and objects of historic significance that relate to the business and operations of such Group prior to the Effective Date that are located in archives retained or maintained by such other Group (or, if such Information does not exclusively relate to a party’s business, to the portions of such Information that do exclusively relate), subject to appropriate restrictions for proprietary, privileged or Confidential Information and to the requirements of any applicable state and/or federal Law such as a Code of Conduct or Standard of Conduct and any restrictions (including prohibitions on removal of specified objects), that are then applicable to the disclosing party, but only insofar as such access is reasonably required by the other party for legitimate business reasons, and only for the duration such access is required, provided that the requesting party shall cause any such objects to be returned promptly in the same condition in which they were delivered to the requesting party.  The Company or Lilly, as applicable, may obtain copies at their own expense of such Information for bona fide business purposes.  The Company or Lilly, as applicable, shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect) for the providing party generally.  Nothing herein shall be deemed to restrict the access of the providing party to any Information or to impose any Liability on the providing party if any such Information is not maintained or preserved by such party.

(c)                                  After the Effective Date, without limiting the parties’ other rights and obligations set forth in this Section 6.02, each of Lilly and the Company shall (i) maintain in effect, at its own cost and expense, adequate systems and controls necessary to enable the Persons in the other Group to satisfy their respective reporting, accounting, audit and other obligations of which the first Group is made aware, and (ii) provide, or cause to be provided, to the other party (in such form as the providing party retains such Information for its own use) all financial and other data and Information in such party’s possession or control as such requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(d)                                 After the Effective Date, without limiting the parties’ rights and obligations in this Section 6.02, upon reasonable written notice, the parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such Information and assistance relating to the Animal Health Business, the Animal Health Assets and the Animal Health Liabilities as is required by applicable Law, including Section 404 of the Sarbanes-Oxley Act of 2002, or is reasonably necessary for financial reporting and accounting matters (including with respect to the preparation of any financial statements), letters of representation, reports or forms, the preparation and filing of any Tax Returns or the defense of any Tax claim or assessment.  Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.02(d).  Neither party shall be required by this Section 6.02(d) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(e)                                  Nothing in this Section 6.02 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to the sharing of information related to Taxes.

(f)                                   In the event any party reasonably determines that any provision of Information otherwise described in this Section 6.02 could be commercially detrimental, violate any Law or Contract, require any consent that the party does not have, or result in the waiver any Privilege, the parties shall, and shall cause each other member of their respective Groups to, take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, including seeking any such consent.

(g)                                  Each party agrees that it will only process Personal Data provided to it by the members of the other Group but only insofar as such Personal Data processing is required by the other party for legitimate business reasons, and the other party provides access to the Personal Data only to those employees who have a legitimate business reason to process the Personal Data, in accordance with all applicable privacy and data protection Law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such Personal Data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure.  In addition, each party agrees to abide by any obligations under privacy and data protection Laws affecting the disclosure of such Personal Data to the other party and will not knowingly process such Personal Data in such a way to cause the other party to violate any of its obligations under any applicable privacy and data protection Laws.

(h)                                 For the purposes of this Article VI, any request for information shall be deemed reasonable in content or timing if such request is consistent with past practices.

Section 6.03.                          Ownership of Information.  Any Information owned by one Group that is provided to a requesting party pursuant to Section 6.02 shall remain the property of the providing party.  Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 6.04.                          Reimbursement for Providing Information.  The party requesting access to Information agrees to reimburse the other party for the reasonable and documented out-of-pocket costs, if any, of providing such access.

Section 6.05.                          Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies of Lilly as in effect on the

Effective Date or such other policies as may be reasonably adopted by a party after the Effective Date.  For the avoidance of doubt, such policies shall be deemed to apply to any Information in a party’s possession or control on the Effective Date relating to the other party or members of its Group.  No party will destroy, or permit any other member of its Group to destroy, any Information which the other party may have the right to access pursuant to this Agreement prior to the seventh anniversary of the Effective Date without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving such party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Nothing in this Section 6.05 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to Tax Records.

Section 6.06.                          Limitations of Liability.  Except as otherwise provided in this Article VI or required by applicable Law, in the absence of willful misconduct by the party requested to provide such Information, no party shall have any Liability to any other party in the event that (a) any Information which is an estimate or forecast, or which is based on an estimate or forecast is found to be inaccurate or (b) the requested Information is not provided.  No party shall have any Liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 6.05.

Section 6.07.                          Other Agreements Providing for Exchange of Information.  (a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement.

(b)                                 When any Information provided by one Group to the other (other than Information provided pursuant to Section 6.05) is no longer needed for the purposes contemplated by this Agreement or any other Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving party will promptly after written request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, the obligation to return or destroy such Information shall not apply to Information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up Information is not used, disclosed or otherwise recovered from such back-up devices; provided, however, that any such Information so retained will continue, in each case, to be held confidential pursuant to the terms of Section 6.09.

Section 6.08.                          Production of Witnesses; Records; Cooperation.  (a) After the Effective Date, except in the case of any Action involving or relating to a conflict or dispute between any member of the Lilly Group, on the one hand, and any member of the Company Group, on the other hand, each party hereto will use its commercially reasonable efforts to make available to each other party, upon written request, the then current directors, officers, employees, other personnel and agents of the member in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder, and the parties shall otherwise reasonably cooperate with each other to the extent reasonably necessary with respect to any such Actions.  The requesting party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third Party Claim, the other party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request, the then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any Information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  In connection with any applicable matter contemplated by this Section 6.08, the parties may enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 6.09.                          Confidentiality.  (a) Subject to Section 6.10, each of Lilly and the Company (each, a “Receiving Party”), on behalf of itself and each other Person in its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, all Information, including Personal Data, material or documents (i) in the case of Lilly, relating to the Company and solely concerning the Animal Health Business (for which the Company shall be the “Disclosing Party”), and (ii) in the case of the Company, relating to Lilly and concerning the Lilly Business (for which Lilly shall be the “Disclosing Party”), which is: (x) accessible to the respective Receiving Party and its Representatives, (y) in the possession of the respective Receiving Party and its Representatives (including Information in such party’s possession prior to the Effective Date) or (z) furnished by the Disclosing Party or any Person in the Receiving Party’s Group (or any of their respective Representatives) at any time pursuant to this Agreement or otherwise, irrespective of the form of communication (the “Confidential Information”).  Confidential Information includes all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the Receiving Party’s Group or its respective Representatives that contain or otherwise reflect such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include Information that: (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party, any  member of their respective Group or its Representatives, (ii) was independently developed following the Effective Date by employees or agents of the Receiving Party, any other Person in its Group or, their respective Representatives who have not accessed or otherwise received the applicable Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any other Person in its Group, or (iii) becomes available to the Receiving Party or any other Person in its Group following the

Effective Date on a non-confidential basis from a third party who is not known by such Person to be bound directly or indirectly by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any member of its Group.  For the avoidance of doubt, the Receiving Parties shall treat the Confidential Information with at least the same degree of care that applies to the confidential and proprietary information of Lilly pursuant to policies in effect as of the Effective Date.

(b)                                 Each party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third parties prior to the Effective Date.  Such party will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence, the confidential and proprietary information of third parties to which it or any other member of its Group has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such party’s Group (whether acting through, on behalf of, or connection with, the separated businesses) and such third parties.

(c)                                  Upon the written request of a party, the other party shall promptly destroy any copies of Confidential Information (including any extracts therefrom) specifically identified by the requesting party to be destroyed.  Upon the written request of such requesting party, the other party shall cause one of its duly authorized officers to certify in writing to such requesting party that the requirements of the preceding sentence have been satisfied in full; provided, however, the obligation to return or destroy such Confidential Information shall not cover Confidential Information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such back-up devices; provided, however, that any Confidential Information so retained will continue, in each case, to be held confidentially as provided in this Section 6.09.

(d)                                 Notwithstanding anything to the contrary in this Article VI, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a party hereto or another Person in its respective Group is bound or its Confidential Information is subject provides that certain Information shall be maintained as confidential on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a party and the applicable members of its respective Group shall have no right to use any Information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or a Contract between the parties hereto or a member of its respective Group.

Section 6.10.                          Protective Arrangements.  In the event that the Receiving Party or any member of its Group either determines on the advice of its counsel (which may be internal) that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Information of the Disclosing Party (or any member of the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such party shall, to the extent legally permissible, use its reasonable best efforts to notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by using its reasonable best efforts to ensure that confidential treatment is accorded such Information) requested by such other party.  Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide only that portion of such Information that is legally required to be disclosed as so advised by counsel; provided, however, that such Person provides the other party, to the extent legally permissible, upon request with a copy of the Information so disclosed. For the avoidance of doubt, nothing contained in this Section 6.10 or in Section 6.09 shall prevent Lilly from including in any Lilly Public Filing any Information provided by the Company Group in accordance with ARTICLE VII, to the extent Lilly determines in good faith that such inclusion is necessary or desirable.

Section 6.11.                          Preservation of Legal Privileges.  (a) Lilly and the Company recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege, work product doctrine and other concepts of legal protection (“Privilege”).  Lilly and the Company recognize that they shall be jointly entitled to the Privilege with respect to such Privileged Information and that each of them shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest.  To that end, neither party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other party.  In the event that Privileged Information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b)                                 The rights and obligations created by this Section 6.11 shall apply to all Information relating to the Animal Health Business as to which either party would have been entitled to assert or did assert the protection of a Privilege, including (i) any and all Information generated prior to the Effective Date and (ii) all Information generated, received or arising after the Effective Date that refers to or relates to Information described in the preceding clause (i).

(c)                                  Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of Information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery or other request that may call for the production or disclosure of such Information, such party shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.11 or otherwise to prevent the production or disclosure of such Information at the cost and expense of the members of the Group claiming such defenses to disclosure.  Absent receipt of written consent from the other party to the production or disclosure of Information that may be covered by a Privilege, each party agrees that it will not produce or disclose any Information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the Information is not entitled to protection under any applicable Privilege.

(d)                                 Lilly’s transfer of Company Books and Records and other Information to the Company, Lilly’s agreement to permit the Company to obtain Information existing prior to the Effective Date, the Company’s transfer of Lilly Books and Records and other Information (if any) to the Company and the Company’s agreement to permit Lilly to obtain Information existing prior to the Effective Date are made in reliance on Lilly’s and the Company’s respective agreements, as set forth in Section 6.09, Section 6.10 and this Section 6.11, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Lilly or the Company, as the case may be.  The access to Information being granted pursuant to Section 6.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.08 hereof and the disclosure to Lilly and the Company of Privileged Information relating to the Animal Health Business or Lilly Business pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Lilly or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.11 or otherwise.  Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Lilly and the Company in, or the obligations imposed upon the parties by, this Section 6.11.

ARTICLE VII

FINANCIAL AND OTHER COVENANTS

Section 7.01.                          Disclosure and Financial Controls.  The Company agrees that, for so long as Lilly is required to consolidate the results of operations and financial position of the Company and the other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with US GAAP and consistent with Commission reporting requirements):

(a)                                 Disclosure of Financial Controls.  The Company will, and will cause each other member of the Company Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15; the Company will cause each of its principal executive and principal financial officers to sign and deliver certifications to the Company’s periodic reports and will include the certifications in the Company’s periodic reports, in each case, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; the Company will comply with its obligations under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002; the Company will cause its management to evaluate the Company’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; the Company will disclose in its periodic reports filed with the Commission information concerning the Company management’s responsibilities for and evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of the Company’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and, without limiting the general application of the foregoing, the Company will, and will cause each other member of the Company Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (i) the Financial Statements are reliable and timely prepared in accordance with US GAAP and applicable Law, (ii) all transactions of members of the Company Group are recorded as necessary to permit the preparation of the Financial Statements, (iii) the receipts and expenditures of members of the Company Group are authorized at the appropriate level within the Company, and (iv) unauthorized use or disposition of the assets of any member of the Company Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner. It is understood and agreed that, references in this Section 7.01(a) to reporting or other obligations of the Company shall be deemed to assume, for purposes hereof, that the Company is subject to the same rules and regulations as Lilly.

(b)                                 Fiscal Year.  The Company will, and will cause each member of the Company Group organized in the U.S. to maintain a fiscal year that commences and ends on the same calendar days as Lilly’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Lilly’s monthly accounting periods commence and end.  The Company will, and will cause each other member of the Company Group organized outside the U.S. to maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of the corresponding members of the Lilly Group (if any) organized outside the U.S. commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of the corresponding members of the Lilly Group (if any) organized outside the U.S. commence and end.

(c)                                  Monthly and Quarterly Financial Information.  The Company will deliver or make available to Lilly a consolidated income statement and balance sheet, or the information required to prepare a consolidated income statement and balance sheet, on a monthly basis for the Company for such period in the same format and manner, with the same detail, and in the same timeframe, as the Animal Health Business delivered or made available such information to Lilly prior to the Effective Date (such practices, the “Financial Delivery Practices”).  The Company will deliver or make available to Lilly a consolidated income statement and balance sheet and supplemental data related to cash flows, or the information required to prepare a consolidated income statement and balance sheet and supplemental data related to cash flows, and other necessary disclosures on a quarterly basis in accordance with the Financial Delivery Practices.  The Company will be responsible for reviewing its results and data and for informing Lilly immediately of any post-closing adjustments that come to its attention.  The Company must provide final sign-off of its results, using Lilly materiality, no later than nine (9) Business Days after the quarterly close period end for the income statement and no later than twelve (12) Business Days after the quarterly close period end for the balance sheet and supplemental data, in each case unless otherwise directed by Lilly.  A certification will be provided by the Controller and Chief Financial Officer and President of the Company that the quarter financials and internal controls appropriately represent the financial position and current financial reporting controls of the Company no later than five (5) Business Days prior to Lilly’s filing of its quarterly financial statements with the Commission.

(d)                                 Quarterly Financial Statements.  As soon as practicable, in accordance with the Financial Delivery Practices, Company will deliver to Lilly drafts of (i) the consolidated financial statements of the Company Group (and notes thereto) for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and US GAAP, and (ii) a discussion and analysis by management of the Company Group’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the Company will deliver such information at such earlier time upon Lilly’s written request with thirty (30) days’ notice resulting from Lilly’s determination to accelerate the timing of the filing of its financial statements with the Commission.  The information set forth in (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.”  No later than seven (7) Business Days prior to the date the Company publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, the Company will deliver to Lilly the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of the Company in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Lilly; provided, however, that the Company may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Lilly as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, however, that Lilly’s and the Company’s financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Quarterly Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Lilly’s financial statements or related disclosures.  In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Lilly or the Transactions, will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Lilly.  Notwithstanding anything to the contrary in this Section 7.01(d), the Company will not file its Quarterly Financial Statements with the Commission prior to the time that Lilly files the Lilly quarterly financial statements with the Commission unless otherwise required by applicable Law.

(e)                                  Annual Financial Statements.  On an annual basis, in accordance with the Financial Delivery Practices, the Company will deliver to Lilly an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures for such fiscal year in such format and detail as Lilly may request.  The Company will be responsible for reviewing its results and data and for informing Lilly immediately of any post-closing adjustments in excess of $5 million pre-tax that come to its attention and of any adjustments below $5 million within eight (8) hours of its awareness.  The Company must provide final sign-off of its results, using Lilly materiality, no later than nine (9) Business Days after the annual close period end for the income statement and no later than twelve (12) Business Days after the annual close period end for the balance sheet and supplemental data, in each case unless otherwise directed by Lilly.  A certification will be provided by the CEO and CFO of the Company pertaining to the internal controls no later than five (5) Business Days prior to Lilly’s filing of its audited annual financial statements (the “Lilly Annual Statements”) with the Commission.  As soon as practicable, and in any event no later than fifteen (15) Business Days prior to the date on which Lilly has notified the Company that Lilly intends to file its annual report on Form 10-K or other document containing annual financial statements with the Commission, the Company will deliver to Lilly any financial and other information and data with respect to the Company Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Lilly in connection with the preparation of Lilly’s financial statements and annual report on Form 10-K.  As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which the Company is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, the Company will deliver to Lilly (i) drafts of the consolidated financial statements of the Company Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and US GAAP and (ii) a discussion and analysis by management of the Company Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K.  The information set forth in (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.”  The Company will deliver to Lilly all revisions to such drafts as soon as any such revisions are prepared or made.  No later than seven (7) Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to Lilly the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of the Company in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Lilly; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to Lilly as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Lilly and the Company financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Annual Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission.  In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Lilly or the Transactions will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Lilly.  Notwithstanding anything to the contrary in this Section 7.01(e), the Company will not file its Annual Financial Statements with the Commission prior to the time that Lilly files the Lilly Annual Statements with the Commission unless otherwise required by applicable Law.

(f)                                   Affiliate Financial Statements.  The Company will deliver to Lilly all quarterly financial statements and annual financial statements of each Affiliate of the Company which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to Lilly pursuant to this Section 7.01.

(g)                                  Conformance with Lilly Financial Presentation.  All information provided by any member of the Company

Group to Lilly or filed with the Commission pursuant to Section 7.01(c) through (f) inclusive will be consistent in terms of format and detail and otherwise with Lilly’s policies with respect to the application of US GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such member of the Company Group to Lilly (and, where appropriate, as presently presented in financial reports to the Lilly Board), with such changes therein as may be requested by Lilly from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of US GAAP.

(h)                                 Company Reports Generally.  The Company shall, and shall cause each other member of the Company Group that files information with the Commission to, deliver to Lilly: (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by such member(s) of the Company Group to its or their respective security holders, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders), and (C) all registration statements and prospectuses to be filed by any such member of the Company Group with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A), (B) and (C) are referred to in this Agreement as “Company Public Documents”), and (ii) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Company Public Documents and, with respect to Form 8-Ks, as soon as practicable, but in no event later than three (3) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Form 8-Ks and as soon as practicable, but in no event less than two (2) hours in the case of unplanned Form 8-Ks; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by the Company to Lilly as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that financial representatives of Lilly and the Company will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Lilly’s financial statements or related disclosures.  In addition to the foregoing, no Company Public Document or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of the Company by Lilly or the Transactions will be filed with the Commission or otherwise made public by any Company Group member without the prior written consent of Lilly.

(i)                                     Budgets and Financial Projections.  The Company will, as promptly as practicable, deliver to Lilly copies of all annual budgets and financial projections (consistent in terms of format and detail mutually agreed upon by the parties) relating to the Company on a consolidated basis and will provide Lilly an opportunity to meet with management of the Company to discuss such budgets and projections. In addition, to the extent requested by Lilly, the Company will participate in Lilly’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as Lilly may reasonably request.

(j)                                    Other Information.  With reasonable promptness, the Company will deliver to Lilly such additional financial and other information and data with respect to the Company Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Lilly.

(k)                                 Press Releases and Similar Information.  The Company and Lilly will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Company Group and to comment thereon.  Lilly and the Company will make reasonable efforts to issue their respective annual and quarterly earnings releases on the same date.  Lilly and the Company shall coordinate the timing of (i) their respective earnings release conference calls such that the Company shall be permitted to hold such calls prior to those of Lilly and (ii) their respective public earnings release filings with the Commission such that the Company shall make its earnings filing no later than seven (7) days following Lilly’s earnings filing, in each case unless otherwise directed by Lilly.  No later than eight (8) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all related press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the Company Group.  In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts.  Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.  Prior to the Effective Date, the Company shall consult with Lilly prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

(l)                                     Cooperation on Lilly Filings.  The Company will cooperate fully, and cause the Company Auditors to cooperate fully, with Lilly to the extent requested by Lilly in the preparation of Lilly’s public earnings or other press releases, quarterly reports on Form 10-Q, annual reports to shareholders, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Lilly with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Lilly Public Filings”).  The Company agrees to provide to Lilly all information that Lilly reasonably requests in connection with any Lilly Public Filings or that, in the judgment of Lilly’s Legal Division, is required to be disclosed or incorporated by reference therein under any Law or rule.  The Company will provide such information in a timely manner on the dates requested by Lilly (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Lilly to prepare, print and release all Lilly Public Filings on such dates as Lilly will determine but in no event later than as required by applicable Law.  The Company will use its commercially reasonable efforts to cause Company Auditors to consent to any reference to them as experts in any Lilly Public Filings required under any Law or rule. If and to the extent requested by Lilly, the Company will diligently and promptly review all drafts of such Lilly Public Filings and prepare in a diligent and timely fashion any portion of such Lilly Public Filing pertaining to the Company.  Prior to any printing or public release of any Lilly Public Filing, an appropriate executive officer of the Company will, if requested by Lilly, certify that the information relating to any member of the Company Group or the Animal Health Business in such Lilly Public Filing is accurate, true, complete and correct in all material respects.  Unless required by Law or rule, the Company will not publicly release any financial or other information which conflicts with the information with respect to any member of the Company Group or the Animal Health Business that is included in any Lilly Public Filing without Lilly’s prior written consent.  Prior to the release or filing thereof, Lilly will provide the Company with a draft of any portion of a Lilly Public Filing containing information relating to the Company Group and will give the Company an opportunity to review such information and comment thereon; provided that Lilly will determine in its sole and absolute discretion the final form and content of all Lilly Public Filings.

Section 7.02.                          Auditors and Audits; Annual Statements and Accounting.  The Company agrees that for so long as Lilly is required to consolidate the results of operations and financial position of the Company and any other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with US GAAP and consistent with Commission reporting requirements) (an “Applicable Period”), and for purposes of Section 7.02(a) only, for so long as services are being provided under the Transitional Services Agreement, it shall comply with the following additional obligations:

(a)                                 Selection of Company Auditors.  Unless required by Law, the Company will not select an accounting firm other than Ernst & Young LLP (or its affiliate accounting firms) (unless so directed by Lilly in accordance with a change by Lilly in its accounting firm) to serve as its independent certified public accountants (“Company Auditors”) without Lilly’s prior written consent (which will not be unreasonably withheld). Notwithstanding the foregoing, the Company shall obtain the approval of Lilly prior to engaging Ernst & Young LLP (or its affiliate accounting firms) for any non-audit services, including any such services that may affect the accounting firm’s independence.

(b)                                 Audit Timing.  Beginning in the 2019 fiscal year, the Company will use its reasonable best efforts to enable the Company Auditors to complete their audit for the 2018 fiscal year such that they will date their opinion on the Annual Financial Statements on the same date that Lilly’s independent certified public accountants (“Lilly Auditors”) date their opinion on the Lilly Annual Statements, and to enable Lilly to meet its timetable for the printing, filing and public dissemination of the Lilly Annual Statements, all in accordance with Section 7.01(a) hereof and as required by applicable Law.

(c)                                  Quarterly Review.  Beginning in the 2018 fiscal year, the Company shall use its reasonable best efforts to enable Lilly Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Lilly Auditors complete their quarterly review procedures on Lilly’s quarterly financial statements.

(d)                                 Information Needed by Lilly.  The Company will provide to Lilly on a timely basis all information that Lilly reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Lilly Annual Statements in accordance with Section 7.01(a) hereof and as required by applicable Law.  Without limiting the generality of the foregoing, the Company will provide all required financial information with respect to the Company Group to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Lilly Auditors with respect to information to be included or contained in the Lilly Annual Statements.

(e)                                  Access to Company Auditors.  The Company will authorize the Company Auditors to make available to the Lilly Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of the Company and work papers related to the annual audit and quarterly reviews of the Company, in all cases within a reasonable time prior to Company Auditors’ opinion date, so that the Lilly Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Lilly Auditors’ report on Lilly’s statements, all within sufficient time to enable Lilly to meet its timetable for the printing, filing and public dissemination of the Lilly Annual Statements.  It is understood and agreed that the Company’s obligations pursuant to this Section 7.02(e) shall extend beyond an Applicable Period in the event any amendments to, or restatements or modification of, any Lilly Public Filings are necessary.

(f)                                   Access to Records.  If Lilly determines in good faith that there may be some inaccuracy in the financial statements of a member of the Company Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the Company Group that could materially impact Lilly’s financial statements or breach Section 7.05(d), at Lilly’s request, the Company will provide Lilly Auditors and Lilly’s other Representatives, including Lilly’s internal auditors, with access to the Company Group’s books and records so that Lilly may conduct reasonable audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company Group.

(g)                                  Operating Review Process.  The Company shall conduct its strategic and operational review process on a schedule that is consistent with that of Lilly’s.  Lilly acknowledges that, as a supplement to the information furnished by the Company to Lilly pursuant to Section 7.01, Lilly shall conduct its strategic and operational reviews of the Company through participation in meetings or other activities of the Company Board by the Lilly Designees.  To facilitate Lilly’s participation in the process in this manner, the Company shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Lilly’s strategic and operational review process.  Lilly shall make a good faith attempt to conduct all other reviews of the Company’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Company Board by the Lilly Designees.  In connection with strategic, operational or other reviews, relevant Lilly personnel other than the Lilly Designees may participate at Lilly’s invitation.  Lilly will notify the Company in advance of any such additional attendees.

(h)                                 Notice of Changes.  The Company will give Lilly as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date.  The Company will consult with Lilly and, if requested by Lilly, the Company will consult with the Lilly Auditors with respect thereto.  The Company will not make any such determination or changes without Lilly’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or Lilly’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(i)                                     Accounting Changes Requested by Lilly.  Notwithstanding clause (h) above, the Company will make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of US GAAP, that are requested by Lilly in order for the Company’s accounting practices and principles to be consistent with those of Lilly.

(j)                                    Special Reports of Deficiencies or Violations.  The Company will report in reasonable detail to Lilly the following events or circumstances promptly after any executive officer of the Company or any member of the Company Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any member of the Company Group has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

Section 7.03.                          Company Board Representation.

(a)                                 Following the Effective Date, and for so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing at least 10% of the total voting power of all classes of then outstanding capital stock of the Company entitled to vote generally with respect to the election of directors (“Company Voting Stock”), Lilly shall have the right to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board a number of individuals proportionate to its ownership of Company Voting Stock, as calculated in accordance with Section 7.03(d) (each individual so designated, a “Lilly Designee”).  For the avoidance of doubt, so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing at least 80% of the Company Voting Stock, Lilly Designees shall constitute at least 80% of the Company Board.  In addition, for so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing at least a majority of the outstanding Company Voting Stock, Lilly shall have the right to designate the Chairman of the Company Board.  Notwithstanding anything to the contrary set forth herein, the Company’s obligations with respect to the election or appointment of Lilly Designees shall be limited (i) to the obligations set forth under this Section 7.03 and (ii) by the Company’s compliance with Law.

(b)                                 For so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing a majority of the total voting power of all of the then outstanding shares of Company Voting Stock, the Company shall use reasonable best efforts to take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which the Company’s shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence. Commencing with the annual meeting of shareholders of the Company to be held in 2019 and prior to each annual meeting of shareholders of the Company thereafter, Lilly shall be entitled to present to the Company Board (or any nominating committee thereof) for nomination thereby at such annual meeting such number of Lilly Designees for election to the Company Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Lilly having the appropriate number of Lilly Designees on the Company Board as determined pursuant to this Section 7.03.

(c)                                  The Company shall exercise all authority under applicable Law and use reasonable best efforts to cause all Lilly Designees to be nominated for election as Company Board members by the Company Board (or any nominating committee thereof).  In the event that the Company Board (or any nominating committee thereof) fails to approve the nomination of any particular individual as a Lilly Designee, Lilly shall have the right to designate an alternative Lilly Designee for consideration.  The Company shall cause each Lilly Designee nominated for election to the Company Board to be included in the slate of nominees recommended by the Company Board to holders of Company Voting Stock (including at any special meeting of shareholders held for the election of directors) and shall use the same degree of effort as are used in respect of nominees who are not Lilly Designees to cause the election of each such Lilly Designee, including soliciting proxies in favor of the election of such persons. In the event that any Lilly Designee elected to the Company Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Lilly Designee.  In the event that as a result of any increase in the size of the Company Board, Lilly is entitled to have one or more additional Lilly Designees elected to the Company Board pursuant to this Section 7.03, the Company Board shall appoint the appropriate number of such additional Lilly Designees.

(d)                                 If at any time Lilly and its Affiliates beneficially own shares of Company Common Stock representing at least 10% of the total voting power of all of the then outstanding shares of Company Voting Stock, the number of persons Lilly shall be entitled to designate for nomination by the Company Board (or any nominating committee thereof) for election to the Company Board shall be equal to the number of directors computed using the following formula (rounded to the nearest whole number): the product of (i) the percentage of the total voting power of all of the then outstanding shares of Company Voting Stock beneficially owned by Lilly and its Affiliates and (ii) the number of directors then on the Company Board (assuming no vacancies exist).  If the number of Lilly Designees serving on the Company Board exceeds the number determined pursuant to the foregoing sentences of this Section 7.03(d) (such difference being herein called the “Excess Director Number”), then Lilly in its sole discretion shall instruct a number of Lilly Designees equal to the Excess Director Number to promptly resign from the Company Board, and, to the extent such persons do not so resign, Lilly shall assist the

Company in increasing the size of the Company Board, so that after giving effect to such increase, the number of Lilly Designees on the Company Board is in accordance with the provisions of this Section 7.03(d).

(e)                                  The parties hereto agree that the Company Board shall consist of three classes of directors at the Effective Date, which shall include one (1) Lilly Designee in Class I, two (2) Lilly Designees in Class II and two (2) Lilly Designees in Class III.

Section 7.04.                          Committees.  As of the Effective Date and for so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing a majority of the total voting power of all of the then outstanding shares of Company Voting Stock, any committee of the Company Board shall, unless Lilly consents otherwise, be composed of directors at least a majority of whom are Lilly Designees; provided, that each such committee, as a result of such designation(s), complies with Law and any applicable Commission or stock exchange director independence requirements.  As of the Effective Date and for so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing less than a majority but at least 10% of the total voting power of all of the then outstanding shares of Company Voting Stock, each committee of the Company Board (other than the Audit Committee) shall, unless Lilly consents otherwise, include at least one Lilly Designee to the extent permitted by Law or applicable Commission or stock exchange requirement (and, to the extent it would be greater than one Lilly Designee, the number of Lilly Designees (rounded to the nearest whole number) that is equal to the product of (a) the percentage of the total voting power of all of the then outstanding shares of Company Voting Stock beneficially owned by Lilly and its Affiliates and (b) the number of directors then on such committee); provided, that each such committee, as a result of such designation(s), complies with Law and any applicable Commission or stock exchange director independence requirements.

Section 7.05.                          Other Covenants.  In addition to the other covenants contained in this Agreement and the Ancillary Agreements, the Company and Lilly, as applicable, hereby covenant and agree that:

(a)                                 Prior to the Disposition Date and for so long as Lilly and its Affiliates beneficially own at least 30% of the total voting power of all of the then outstanding shares of Company Voting Stock, the Company will not, without the prior written consent of Lilly (which Lilly may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of any member of the Lilly Group to freely sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock or would restrict or limit the rights of any transferee of Lilly as a holder of Company Common Stock.  Without limiting the generality of the foregoing, the Company will not, without the prior written consent of Lilly (which Lilly may withhold in its sole and absolute discretion), (i) adopt or thereafter amend, supplement, restate, modify or alter any shareholder rights plan in any manner that would result in (A) an increase in the ownership of Company Common Stock by Lilly causing the rights thereunder to detach or become exercisable and/or (B) Lilly and its transferees not being entitled to the same rights thereunder as other holders of Company Common Stock or (ii) take any action, or take any action to recommend to its shareholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Lilly or any Affiliate of Lilly as a Company shareholder, including as a result of the amount of Company Common Stock owned by Lilly and its Affiliates or in a manner not applicable to the Company shareholders generally.

(b)                                 Prior to the Disposition Date, the Company will not, without the prior written consent of Lilly (which it may withhold in its sole and absolute discretion), issue any Stock or Stock Equivalents; provided, that in no case shall any such issuance result in Lilly and its Affiliates owning directly or indirectly less than 80% of the total voting power of the then outstanding shares of Company Common Stock (on a fully-diluted basis), after giving effect to such issuance and considering all of the shares of the Company capital stock acquirable pursuant to such Stock Equivalents outstanding on the date of such issuance (whether or not then exercisable).

(c)                                  For so long as the Company is an Affiliate of Lilly, to the extent that Lilly or any other member of the Lilly Group is a party to any Contract that (i) provides that certain actions or inactions of Lilly’s Affiliates may result in any member of the Lilly Group being in breach of, or in default under, such Contract and (ii) is filed by Lilly with the Commission, then the Company shall not take or fail to take, as applicable, and shall cause each other member of the Company Group not to take or fail to take, as applicable, any actions that reasonably could result in any member of the Lilly Group being in breach of or in default under any such Contract.

(d)                                 For so long as Lilly is an Affiliate of the Company, to the extent that the Company or any other member of the Company Group is a party to any Contract that (i) provides that certain actions or inactions of the Company’s Affiliates may result in any member of the Company Group being in breach of, or in default under, such Contract and (ii) is filed by the Company with the Commission, then Lilly shall not take or fail to take, as applicable, and shall cause each other member of the Lilly Group not to take or fail to take, as applicable, any actions that reasonably could result in any member of the Company Group being in breach of or in default under any such Contract.

(e)                                  For so long as Lilly and its Affiliates beneficially own shares of Company Common Stock representing a majority of the total voting power of all of the then outstanding shares of Company Voting Stock and, for the duration of the Transitional Services Agreement (but only to the extent that the Services provided by Lilly under the Transitional Services Agreement relate to making payments on the Company’s behalf, maintaining books and records, or otherwise present, in Lilly’s reasonable judgment, a potential risk to Lilly under any applicable anticorruption Law):

(i)                                     the Company shall not, and shall cause each other member of the Company Group not to, take any action directly or indirectly to offer or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other Person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment; and

(ii)                                  the Company shall, and shall cause each other member of the Company Group to, implement, maintain and enforce a compliance and ethics program in substance, form and effectiveness reasonably equivalent to

Lilly’s compliance and ethics program, and in any event designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors.

Section 7.06.                          Covenants Regarding the Incurrence of Indebtedness.

(a)                                 The Company covenants and agrees that after the consummation of the IPO and through the Disposition Date, the Company shall not, and the Company shall not permit any other member of the Company Group to, without Lilly’s prior written consent (such consent not to be unreasonably withheld), directly or indirectly, incur any Company Debt Obligations (including any Indebtedness of any entity acquired by a member of the Company Group, whether or not such Indebtedness is expressly assumed or guaranteed by the Company) other than pursuant to the Company Debt Obligations and such other unsecured lines of credit made available to members of the Company Group as of the Effective Date.

(b)                                 In order to implement this Section 7.06, the Company will notify Lilly in writing as promptly as practicable following the time it or any other member of the Company Group determines it wishes to incur Company Debt Obligations for which Lilly’s consent is required.

Section 7.07.                          Applicability of Rights in the Event of an Acquisition of the Company.  In the event the Company merges into, consolidates with, sells substantially all of its assets to, or otherwise becomes an Affiliate of a Person (other than Lilly), pursuant to a transaction or series of related transactions in which Lilly or any other member of the Lilly Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Company Common Stock held by Lilly or any other member of the Lilly Group, all of the rights of Lilly set forth in this Article VII shall continue in full force and effect and shall apply to the Person the equity securities of which are received by Lilly pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement will apply to the Company notwithstanding this Section 7.07).

Section 7.08.                          Lilly Policies and Procedures.  Prior to the Disposition Date and (a) except as otherwise agreed between the parties hereto from time to time, (b) as set forth on Schedule 7.08 or (c) as set forth in any Ancillary Agreement, the Company consistently will implement and maintain Lilly’s business practices and standards in accordance with the Lilly policies and procedures in effect as of the Effective Date, as they may be amended or supplemented by Lilly from time to time (and, in any such event, Lilly shall provide notice to the Company of any such amendment or supplement in accordance with Section 11.06). Notwithstanding the foregoing, the Company may apply materiality thresholds that are lower than those contained in any such Lilly policy and procedure. Notwithstanding anything contained in this Section 7.08 to the contrary, in circumstances where a provision of both the Company’s Charter or Bylaws or of any Ancillary Agreement, on the one hand, and a Lilly Policy applicable to Subsidiaries of Lilly, on the other hand, would each apply, the provision in the Company’s Charter or Bylaws or Ancillary Agreement shall control with respect to the Company and its Subsidiaries.

Section 7.09.                          Compliance with Organizational Documents.  The Company shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by the Company and its

Subsidiaries with the provisions of their respective certificate or articles of incorporation and bylaws (collectively, “Organizational Documents”).  The Company shall notify Lilly in writing promptly after becoming aware of any act or activity taken or proposed to be taken by the Company or any of its Subsidiaries that resulted or would result in non-compliance with any such Organizational Documents, and so long as Lilly or any Affiliate of Lilly owns any shares of Company Common Stock, the Company shall take or refrain from taking all such actions as Lilly shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

Section 7.10.                          Approval Rights.

(a)                                 In addition to any vote required by Law, by the Company’s Charter or as otherwise required herein, until the Disposition Date, the Company shall not (and in the case of clauses (ii), (iii) and (v) below) shall not authorize or permit any Subsidiary to, without the prior written approval of Lilly:

(i)                                     consolidate or merge with or into any Person, provided that to the extent Lilly does grant approval, all requirements pursuant to Section 7.07 have been met;

(ii)                                  permit any Subsidiary to consolidate or merge with or into any Person (other than a consolidation or merger of a Wholly-Owned Subsidiary with or into a Wholly-Owned Subsidiary);

(iii)                               dissolve, liquidate or wind up;

(iv)                              unless otherwise required to comply with applicable Law, alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by merger, consolidation or otherwise, the Company’s Charter or the Company’s Bylaws; or

(v)                                 purchase, redeem or otherwise acquire or retire for value any shares of Company Common Stock or any warrants, options or other rights to acquire Company Common Stock other than (A) the repurchase of Company Common Stock deemed to occur upon exercise of stock options to the extent that shares of Company Common Stock represent a portion of the exercise price of the stock options or are withheld by the Company to pay applicable withholding taxes and (B) the repurchase of Company Common Stock deemed to occur to the extent shares of Company Common Stock are withheld by the Company to pay applicable withholding taxes in connection with any grant or vesting of restricted stock.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01.                          Disputes.  Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under, or in connection with, this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Effective Date) or the commercial or economic relationship of the parties relating hereto or thereto, between or among any Persons in the Lilly Group and the Company Group (any such dispute, controversies, or claims, a “Dispute”).

Section 8.02.                          Escalation; Mediation.

(a)                                 It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute between or among them with respect to the matters covered by the Transaction Documents that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, any party involved in a Dispute with respect to such matters may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within ten (10) days of the Escalation Notice.

(b)                                 If the parties are not able to resolve the Dispute through the escalation process referred to above within thirty (30) days of delivery of an Escalation Notice, then the matter shall be referred to mediation.  The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties.  If a mediator cannot be agreed upon by the parties within ten (10) days after the date that is thirty (30) days following delivery of an Escalation Notice, then each party shall nominate a mediator, and those two mediators will select a third mediator who shall act as the mediator for such Dispute.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding.  The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties.  Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses.  Mediation shall be a prerequisite to the commencement of any action by either party.

Section 8.03.                          Court Actions.

(a)                                 In the event that any party, after complying with the provisions set forth in Section 8.02 above, desires to commence an Action, such party, subject to Section 11.19, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 11.19.

(b)                                 Unless otherwise agreed in writing, the parties will continue to provide services to one another (if applicable) and honor all other commitments under the Transaction Documents during the course of dispute resolution pursuant to the provisions of this Article VIII, except to the extent such commitments are the subject of such Dispute.

ARTICLE IX

FURTHER ASSURANCES

Section 9.01.                          Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and shall use its (and shall cause its Subsidiaries and Affiliates to use their) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by the Transaction Documents.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Date, each party hereto shall, and shall cause any of its applicable Subsidiaries and Affiliates to, cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer (including any Additional Transfer Documents), and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by such other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of the Transaction Documents, the transfer of the Animal Health Assets, the assignment and assumption of the Animal Health Liabilities and the other transactions contemplated hereby and thereby.  Except as otherwise specifically provided in any Ancillary Agreement and without limiting the foregoing and Section 2.10, each party will, at the reasonable request, cost and expense of the other party, take such other actions as may be reasonably necessary to vest in the applicable Person title to the Assets allocated to such party under this Agreement or any Ancillary Agreement.

ARTICLE X

TERMINATION

Section 10.01.                   Termination.  This Agreement may be terminated only by mutual consent of Lilly and the Company.

Section 10.02.                   Effect of Termination.  In the event of any termination of this Agreement, no party to this Agreement (or any of its directors, officers, members or managers) shall have any Liability or further obligation to the other party.

ARTICLE XI

MISCELLANEOUS

Section 11.01.                   Counterparts; Entire Agreement; Conflicting Agreements.  (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as being, executed by an original signature.

(b)                                 This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)                                  In the event of any inconsistency between this Agreement and any other agreement in connection with the Transaction (including the Ancillary Agreements and the Local Transfer Agreements), this Agreement shall prevail.  Subject to Section 4.04(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or a Local Transfer Agreement, this Agreement shall control.

Section 11.02.                   No Construction Against Drafter.  The parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the parties.  Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 11.03.                   Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of Indiana.

Section 11.04.                   Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or parties hereto.

Section 11.05.                   Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any Lilly Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person (including employees of the parties hereto)

except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.06.                   Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Lilly, to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:                                         General Counsel

If to the Company to:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention:                                         General Counsel

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 11.07.                   Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.08.                   Force Majeure.  No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 11.09.                   Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 5%.

Section 11.10.                   Expenses.  Except as otherwise specified in this Agreement or the Ancillary Agreements, or as otherwise agreed in writing between Lilly and the Company, Lilly and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with the IPO, and the Distribution or Other Disposition.

Section 11.11.                   Advisors.  It is acknowledged and agreed by each of the parties hereto that Lilly, on behalf of itself and the other members of the Lilly Group, has retained each of the Persons identified on Schedule 11.11 to act as counsel in connection with the Transaction Documents and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.11 have not acted as counsel for the Company or any other member of the Company Group in connection with the Transaction Documents and the other transactions contemplated hereby and thereby and that none of the Company or any other member of the Company Group has the status of a client of the Persons listed on Schedule 11.11 for conflict of interest or any other purposes as a result thereof.  The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with the Transaction Documents and the other transactions contemplated hereby and thereby between Lilly and the Company or any other members of their respective Groups, each of the Persons listed on Schedule 11.11 may represent any or all of the members of the Lilly Group in such dispute even though the interests of the Lilly Group may be directly adverse to those of the Company Group.  The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to the Transaction Documents and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Lilly or the applicable member of the Lilly Group and may be controlled by Lilly or such member of the Lilly Group and shall not pass to or be claimed by the Company or any other member of the Company Group.

Section 11.12.                   Headings.  The table of contents and article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.13.                   Survival of Covenants.  Except as expressly set forth in the Transaction Documents, the covenants and other agreements contained herein and therein and the indemnification obligations and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the IPO, and shall remain in full force and effect.

Section 11.14.                   Waivers of Default.  Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 11.15.                   Specific Performance.  In the event of any actual or threatened default or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it or they may be entitled, at Law or in equity.  Such remedies shall be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

Section 11.16.                   Amendments.  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 11.17.                   Interpretation.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 11.18.                   Waiver of Jury Trial.  SUBJECT TO ARTICLE VIII AND SECTIONS 11.15 AND 11.19 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.

Section 11.19.                   Submission to Jurisdiction; Waivers.  With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article VIII, each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Indiana and any court of the United States located in the State of Indiana; (b) waives any objection which such party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 11.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ELI LILLY AND COMPANY

By:
Name:
Title:

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title:

Schedule 2.02(a)

Animal Health Assets

(iv)

1.              Elanco (Thailand) Ltd.

2.              Elanco Animal Health, Korea, Ltd.

3.              Elanco Animal Health UK Limited

4.              Elanco Animal Vaccines Limited

5.              Elanco Australasia Pty. Ltd.

6.              Elanco Bangladesh Limited

7.              Elanco Canada Limited

8.              Elanco Colombia S.A.S

9.              Elanco Denmark ApS

10.       Elanco Europe Ltd.

11.       Elanco France S.A.S.

12.       Elanco Italia S.p.A.

13.       Elanco Nederland B.V.

14.       Elanco Rus Ltd.

15.       Elanco Salud Animal S.A. de C.V.

16.       Elanco Saude Animal Ltda

17.       Elanco Spain, S.L.

18.       Eli Lilly Trading S.A.

19.       Elanco UK AH Limited

20.       Vericore Limited

(vi)

1.              The limited partner interest owned by Eli Lilly and Company in Midpoint Food and Ag Fund, L.P., as governered by the Midpoint Food and Ag Fund, L.P. Agreement of Limited Partners.

2.              The limited partner interest owned by Eli Lilly and Company in Cultivan Sandbox Food & Agriculture Fund II, LP, as governed by the Cultivan Sandbox Food & Agriculture Fund II, LP Amended and Restated Limited Partnership Agreement, dated December 31, 2014.

3.              The 26% ownership interest in Ovotilo GbmH held by Holding GmbH.

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Schedule 2.02(b)

Excluded Assets

(vii)

1.                                      The Assets (a) used exclusively in, (b) relating exclusively to or (c) arising, directly or indirectly, exclusively out of the operation or conduct of, Agri Stats, Inc. (the “Agri Stats Assets”), including the lease located at 6510 Mutual Drive, Fort Wayne, Indiana.

2.                                      The Assets (a) used exclusively in, (b) relating exclusively to or (c) arising, directly or indirectly, exclusively out of the operation or conduct of, the research, development, commercialization, manufacture or sale of bST or rbST (the “Posilac Assets”), including the owned property held by Eli Lilly and Company, located at 1788 Lovers Lane, Augusta, Georgia (including 1584 Levee Road, 1786 Lovers Lane, and 1750 Lovers Lane) and the leases held by Eli Lilly and Company, located at (a) 326 Prep Phillips Drive, (b) 1150 5th Street, (c) 1722 and 1762 Lovers Lane, Augusta, Georgia, USA (including several trailer leases).

3.                                      The owned site held by Eli Lilly and Company, and known as Lilly Corporate Center, Indianapolis, Indiana.

4.                                      The owned site held by Eli Lilly and Company, and known as Building 83 of the Materials Center, Indianapolis, Indiana.

5.                                      The owned property held by Eli Lilly and Company, located at 427 Thomas Road, Waynesboro, Georgia.

2

Schedule 2.03(b)

Excluded Liabilities

(i)

1.              Any and all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or use of the Agri Stats Assets.

2.              Any and all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or use of the Posilac Assets.

3.              Lawsuit against Eli Lilly do Brasil Limitada (“Lilly Brasil”)  brought by the Labor Attorney for 15th Region in the Labor Court of Paulinia, State of Sao Paulo, Brazil (currently on appeal), alleging possible harm to employees and former employees caused by alleged exposure to heavy metals at a former Lilly manufacturing facility in Cosmopolis, Brazil.

4.              Lawsuits brought against Lilly Brasil by individual former employees in the Labor Court of Paulinia, State of Sao Paulo, Brazil making claims similar to the Labor Attorney.

5.              Two lawsuits brought against Lilly Brasil and Elanco Quimica Ltda. by individual former employees in the Labor Court of Paulinia, State of Sao Paulo, Brazil alleging that the companies failed to provide warnings regarding exposure to heavy metals or proper equipment at the former Cosmopolis facility.

6.              Soil and groundwater remediation at the former Lilly manufacturing facility in Cosmopolis, Brazil.

7.              Any liabilities arising out of the ongoing epidemiology study for the Clinton, Indiana facility.

(ii)

1.              See Schedule 2.03(b)(i).

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Schedule 2.05 (b)

Continuing Agreements

(ii)

All agreements, arrangements, commitments, understandings and Intercompany Accounts, including any amendments or supplements thereto, entered into in order to effectuate Lilly’s global animal health consolidation, known as the “Legal Entity Separation Project”, including the following:

1.              Share Transfer Agreement, dated as of November 30, 2015, by and between Elanco Netherlands Holding B.V. and Eli Lilly Australia Pty Limited.

2.              Asset Transfer Agreement, dated as of November 27, 2017, by and between Eli Lilly Australia Pty Ltd and Elanco Australasia Pty Ltd.

3.              Share Subscription Agreement, dated as of November 27, 2017, by and between Eli Lilly Australia Pty Ltd and Elanco Australasia Pty Ltd

4.              Contribution Agreement, dated as of August 9, 2017, by and between Eli Lilly Do Brasil Ltda. and Elanco Saúde Animal Ltda.

5.              Contribution Agreement, dated as of November 17, 2017, by and between Eli Lilly Interamerica, Inc., Eli Lilly Do Brasil Ltda. and ELCO Management, Inc.

6.              Quota Purchase and Sale Agreement, dated as of March 1, 2017, by and between Lohmann Animal Health Beteiligungs GmbH, Lohmann Animal Health GmbH, Eli Lilly Interamerica, Inc. and Lohmann Saúde Animal Ltda.

7.              Quota Contribution Agreement, dated as of July 25, 2017, by and between Eli Lilly Interamerica, Inc., Eli Lilly Do Brasil Ltda. and ELCO Management, Inc.

8.              Quota Purchase and Sale Agreement, dated as of July 24, 2017, by and between Elanco Netherlands Holding B.V., Lilly Nederland Holding B.V., Eli Lilly Interamerica, Inc. and Elanco Saúde Animal Ltda.

9.              Share Sale and Purchase Agreement, dated as of January 1, 2015, by and between Novartis Pharma AG and Elanco Canada Limited.

10.       Services Agreement, dated as of January 1, 2017, by and between Elanco Canada Limited and Eli Lilly Canada Inc.

11.       Assignment and Assumption Agreement, dated as of January 1, 2017, by and between Elanco Canada Limited and Eli Lilly Canada Inc.

12.       General Conveyance and Assumption Agreement, dated as of July 31, 2017, by and between Eli Lilly Canada Inc. and Elanco Canada Holdings Limited.

13.       Asset Transfer Agreement, dated as of July 31, 2017, by and between Eli Lilly Canada Inc. and Elanco Canada Holdings Limited.

14.       Share Purchase Agreement, dated as of July 31, 2017, by and between Elanco Netherlands Holding B.V. and Elanco Canada Holdings Limited.

15.       Share Subscription Agreement, dated as of July 31, 2017, by and between Eli Lilly Canada Inc. and Elanco Canada Holdings Limited.

16.       Master Sale and Purchase Agreement, dated as of March 1, 2017, by and between Eli Lilly Asia Inc. and PT. Elanco Animal Health Indonesia.

4

17.       Share Purchase Agreement, dated March 1, 2017, by and between Lohmann Animal Health Beteiligungs GmbH and Eli Lilly Nederland B.V., as amended.

18.       Asset Transfer Agreement, dated July 1, 2017, by and between Eli Lilly and Company (Taiwan), Inc. and Elanco (Taiwan) Animal Health Co., Ltd.

19.       Stock Purchase Agreement, dated May 31, 2017, by and between Eli Lilly S.A. and Eli Lilly Interamerica, Inc.

20.       Stock Purchase Agreement, dated May 31, 2017, by and between Eli Lilly International Corporation and Eli Lilly Interamerica, Inc.

21.       Asset Sale and Transfer Agreement, dated as of October 1, 2017, by and between Elanco Animal Health and Elanco Tiergesundheit AG

22.       Asset Sale and Transfer Agreement, dated as of October 1, 2017, by and between Eli Lilly Export SA and Elanco Tiergesundheit AG.

23.       Stock Purchase Agreement, dated as of August 1, 2017, by and between Lilly Nederland Holding B.V. and Eli Lilly Interamerica Inc.

24.       Share Purchase Agreement, dated as of July 3, 2017, by and between Lohmann Animal Health GmbH and Lilly Nederland Holding B.V.

25.       Share Purchase Agreement, dated as of July 3, 2017, by and between Eli Lilly Nederland B.V. and Elanco Netherlands Holding B.V.

26.       Share Purchase Agreement, dated as of July 4, 2017, by and between Lohmann Asia Holding Co. Ltd. and Eli Lilly Nederland B.V.

27.       Business Transfer Agreement, dated as of March 15, 2017, by and between Eli Lilly Asia, Inc. (Thailand Branch) and Elanco (Thailand) Ltd.

28.       Business Transfer Agreement, dated as of July 1, 2017, by and between Eli Lilly Asia, Inc. (Thailand Branch) and Elanco (Thailand) Ltd., as amended by that certain Side Letter, dated as of July 25, 2017.

29.       Share Transfer Agreement, dated as of July 4, 2017, by and between Lohmann Animal Health GmbH and Lilly Nederland Holding B.V.

30.       Share Transfer Agreement, dated as of July 4, 2017, by and between Eli Lilly Nederland B.V. and Elanco Netherlands Holding B.V.

31.       Share Transfer Agreement, dated as of July 7, 2017, by and between Lohmann Asia Holding Co., Ltd. And Eli Lilly Nederland B.V.

32.       Loan Agreement, dated as of January 31, 2017, by and between Elanco (Thailand) Limited and Kinsale Financial Services Ltd.

33.       Service Agreement, dated as of April 22, 2016, by and between Eli Lilly and Company (Taiwan), Inc. and Elanco (Taiwan) Animal Health Co., Ltd.

34.       Loan Agreement, dated as of December 1, 2016, by and between PT. Eli Lilly Indonesia and Kinsale Financial Services.

35.       Asset Transfer Agreement, dated as of May 1, 2017, by and between Eli Lilly Asia, Inc. Shanghai Representative Office and Elanco (Shanghai) Animal Health Co., Ltd.

36.       Stock Purchase Agreement, dated as of November 30, 2016, by and between Lohmann Animal Health Beteiligungs GmbH and Elanco Salud Animal, S.A. de C.V.

37.       Stock Purchase Agreement, dated as of August 1, 2017, by and between Elanco Netherlands Holding B.V. and Eli Lilly and Company.

38.       Stock Purchase Agreement, dated as of May 31, 2017, by and between Eli Lilly Canada Inc. and Eli Lilly Interamerica, Inc.

5

39.       Absorption-type Company Split Agreement, dated as of February 27, 2017, by and between Eli Lilly Japan K.K. and Elanco Japan K.K., as amended.

40.       Slump Sale Agreement, dated as of August 16, 2017, by and between Eli Lilly Asia Inc., India Branch Office and Elanco India Private Limited.

41.       Deed of Cross Guarantee, dated as of May 30, 2016, by and among Eli Lilly Australia Pty Ltd and Elanco Australasia Pty Ltd (the “Group Entities”), Eli Lilly Australia Pty Ltd (the “Trustee”) and Elanco Australasia Pty Ltd (the “Alternative Trustee”).

42.       Contribution and Transfer Agreement, dated as of July 14, 2016, by and between Eli Lilly and Company and Elanco US Inc.

43.       Intellectual Property Assignment Agreement, dated as of December 15, 2017, by and between Eli Lilly and Company and Elanco US Inc.

44.       Contribution and Transfer Agreement, dated as of December 15, 2017, by and between Eli Lilly and Company and Elanco US Inc.

45.       Master Manufacturing Agreement, dated as of January 1, 2012, by and among Eli Lilly and Company and affiliates of Eli Lilly and Company holding rights to product-related intangibles (each, an “Entrepreneurial Affiliate”) and affiliates that formulate, fill, finish, process, package and/or label drug products (each, a “Drug Product Manufacturer”).

46.       Participation Agreement to the Master Manufacturing Agreement, dated as of January 1, 2016, by and between Eli Lilly and Company and the entities set forth on Annex A (each, an Entrepreneurial Affiliate) and the entities set forth on Annex B (each, a Drug Product Manufacturer).

47.       Technology License Agreement, dated as of January 1, 2017, by and between Eli Lilly and Company and Elanco US Inc.

48.       IP Contribution and Transfer Agreement, dated as of December 15, 2017 and effective as of January 1, 2017, by and between Eli Lilly and Company and Elanco US Inc.

49.       Trademark License Agreement, dated as of July 14, 2016, by and between Eli Lilly and Company and Elanco US Inc.

50.       Share Sale and Purchase Agreement, dated as of December 14, 2015, by and between Elanco Netherlands Holding B.V. and Eli Lilly and Company Limited.

51.       Share Sale and Purchase Agreement, dated as of January 29, 2016, by and between Novartis Animal Health UK Limited and Eli Lilly and Company Limited.

52.       Asset Sale and Purchase Agreement, dated as of February 10, 2016, by and between Novartis Animal Health UK Limited and Eli Lilly and Company Limited.

53.       Unsecured B Loan Note Instrument and Conditions, dated as of February 10, 2016, by Eli Lilly and Company Limited.

54.       Unsecured B Loan Note Certificate, dated as of February 10, 2016, in favor of Novartis Animal Health UK Limited.

55.       Deed of Release of Unsecured B Loan Note, dated as of February 10, 2016, by and between Eli Lilly and Company and Novartis Animal Health UK Limited.

56.       Asset Sale and Purchase Agreement, dated as of February 10, 2016, by and between Novartis Animal Vaccines Limited and Eli Lilly and Company.

57.       Unsecured C Loan Note Instrument and Conditions, dated as of February 10, 2016, by Eli Lilly and Company Limited.

58.       Unsecured C Loan Note Certificate, dated as of February 10, 2016, in favor of Novartis Animal Vaccines Limited.

6

59.       Unsecured C Loan Note Certificate, dated as of February 10, 2016, in favor of Vericore Limited.

60.       Asset Purchase Agreement, dated as of August 1, 2015, by and between Eli Lilly Benelux SA and Lohmann Animal Health GmbH.

61.       Asset Purchase Agreement, dated as of August 1, 2015, by and between Lohmann Animal Health GmbH and Eli Lilly Nederland B.V.

62.       Asset Sale and Transfer Agreement, effective as of August 1, 2015, by and between Lohmann Animal Health GmbH and Eli Lilly Danmark A/S.

63.       Asset Sale and Transfer Agreement, effective as of August 1, 2015, by and between Lohmann Animal Health GmbH and Lilly Portugal — Produtos Farmacêuticos, Lda.

64.       Omnibus Asset Purchase, Sale and Transfer Agreement, dated as of February 12, 2016, with effect as of August 1, 2015, by and among Lohmann Animal Health GmbH, Lohmann Animal Health Hungaria Kereskedelmi Kft and Lohmann Animal Health Polska sp z.o.o. (each, a “Seller”) and the entities listed on Schedule A thereto (each, a “Purchaser”).

65.       Asset Sale and Transfer Agreement, effective as of January 11, 2016, by and between Novartis Tiergesundheit GmbH and Eli Lilly Gesellschaft m.b.H.

66.       Public Deed of Lohmann Animal Health Espana, S.L., dated as of November 12, 2015, regarding share sale and purchase between Lohmann Animal Health Beteiligungs GmbH and Elanco Valquimica, S.A.

67.       Public Deed of Lohcexc Services Spain, S.L., dated as of November 12, 2015, regarding share sale and purchase between Lohmann Animal Health Beteiligungs GmbH and Elanco Valquimica, S.A.

68.       Public Deed of Elanco Spain S.L.U., dated as of January 28, 2016, regarding share sale and purchase between Elanco Netherlands Holding B.V. and Elanco Valquimica, S.A.

69.       Public Deed of Elanco Spain S.L.U., dated as of February 25, 2016, regarding a share capital increase by non-monetary contributions.

70.       Common Draft Terms of Merger, dated as of April 4, 2016, by and among Elanco Spain, S.L.U., Lohmann Animal Health Espana, S.L.U. and Lohcexc Services Spain, S.L.U.

71.       Public Deed of Elanco Spain, S.L.U., dated as of July 21, 2016, of merger with Lohmann Animal Health Espana, S.L.U. and Lohcexc Services Spain, S.L.U.

72.       Agreement for the Sale and Purchase of Shares in Novartis Animal Health S.p.A., dated as of October 27, 2015, by and between Elanco Netherlands Holding B.V. and Eli Lilly Nederland B.V.

73.       Demerger Plan, dated as of November 3, 2015, of Eli Lilly Italia S.p.A. in favor of Novartis Animal Health S.p.A.

74.       Deed of Demerger, dated as of January 19, 2016, of Eli Lilly Italia S.p.A. registered with the Agenzia delle Entrate Ufficio Territoriale di Firenze.

75.       Compensating Agreement, dated as of November 1, 2016, by and between Eli Lilly Export S.A. — Irish Branch and Elanco France S.A.S.

76.       Master Supply and Distribution Agreement, dated as of January 1, 2012, by and among Eli Lilly and Company and affiliates of Eli Lilly and Company holding rights to product-related intangibles (each, an “Entrepreneurial Affiliate”), affiliates that formulate, fill, finish, process, package and/or label drug products (each, a “Drug Product Manufacturers”) and affiliates engaged in marketing, selling and distributing Products (each, a “Distributor/Marketer”).

7

77.       Participating Agreement, dated as of January 1, 2016,  to the Master Supply and Distribution Agreement, by and among Eli Lilly and Company and the entities set forth on Annex A (each, an Entrepreneurial Affiliate), the entities set forth on Annex B (each, a Drug Product Manufacturer) and the entities set forth on Annex C (each, a Distribution/Marketer).

78.       Master Consignment Sales Agreement, dated as of January 1, 2016, by and among Eli Lilly Export S.A. — Ireland Branch, the affiliates of Eli Lilly and Company set forth on Annex A (each, an “Entrepreneurial Affiliate), the affiliates of Eli Lilly and Company set forth on Annex B (each, a “Drug Product Manufacturer”) and the affiliates of Eli Lilly and Company set forth on Annex C (each, a “Distributor/Marketer”)

79.       Master Foreign Exchange Agency and Allocation Agreement, dated as of January 1, 2016, by and among the Global Collection Center, a branch of GEMS Services S.A., affiliates of Eli Lilly and Company engaged in marketing, distribution, research, trading and/or secondary manufacturing (each, an “Affiliate”) and Lohmann Animal Health GmbH, Eli Lilly S.A. — Irish Branch, Elanco Animal Health Ireland LTD., Lilly del Caribe, Inc., Eli Lilly Export S.A., Novartis Tiergesundheit, A.G., Eli Lilly & Company LTD., Eli Lilly and Company, Lohmann Animal Health International Inc. and Elanco U.S., Inc. (each, a “Supplier”).

80.       European Administrative Service Agreement, dated as of April 1, 2011, by and among Eli Lilly SA-European SSC Irish Branch, Eli Lilly and Company, certain affiliates of Eli Lilly and Company (each, an “Entrepreneurial Affiliate”) and any European Shared Service Center Recipient Affiliate (each, an “EU SSC Recipient Affiliate”).

81.       Participation Agreement, dated January 1, 2016, pursuant to the European Administrative Service Agreement, by and among Eli Lilly SA-European SSC Irish Branch, the affiliates of Eli Lilly and Company set forth on Annex A (each, an “Entrepreneurial Affiliate”) and the affiliates of Eli Lilly and Company set forth on Annex B (each, an “EU SSC Recipient Affiliate).

82.       Agreement for the Sale and Purchase of Shares in Novartis Santé Animale S.A.S, dated on or around December 21, 2015, by and between Elanco Netherlands Holding B.V. and Lilly France S.A.S.

83.       Projet De Contrat D’Apport Partiel D’Actif, dated as of March 2, 2016, by and between Lilly France S.A.S. and Novartis Santé Animale S.A.S.

8

Schedule 7.08

Excluded Lilly Policies and Procedures

1.                                      Employee Travel Policy

2.                                      US Recognition Policy

3.                                      Team Building Policy

9

Schedule 11.11

Advisors

1.                                      Weil, Gotshal & Manges LLP

2.                                      Skadden, Arps, Slate, Meagher & Flom LLP

3.                                      Barnes & Thornburg LLP

4.                                      Benesch, Friedlander, Coplan & Aronoff LLP

5.                                      PricewaterhouseCoopers

6.                                      JungAnLaw

7.                                      Dr. Kamal Hossain & Associates

8.                                      Fox Mandal Solicitors & Advocates

9.                                      LMA Ebrahim Hosain

10.                               Knowles Husain Lindsay Inc.

11.                               Minden Gross LLP

12.                               Cox & Palmer LLP

13.                               Leman Solicitors

14.                               Raja, Darryl & Loh

10